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                                                                       EXHIBIT 1

                                                                  EXECUTION COPY

                            STOCK PURCHASE AGREEMENT

                                  BY AND AMONG

                             SYMPHONY SERVICE CORP.

                       PALO ALTO ACQUISITION CORPORATION,

                                       AND

                               THE SHAREHOLDERS OF

                          STONEHOUSE TECHNOLOGIES, INC.

                         Dated as of September 15, 2004

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                            STOCK PURCHASE AGREEMENT

      This STOCK PURCHASE AGREEMENT (this "Agreement") is made and entered into as of September 15, 2004, by and among Symphony Service Corp., a Delaware corporation ("Purchaser Parent"), Palo Alto Acquisition Corporation, a Delaware corporation ("Purchaser") and wholly owned subsidiary of Purchaser Parent, and each of the shareholders of Stonehouse Technologies, Inc., a Texas corporation (the "Company"), set forth on Exhibit A attached hereto (collectively referred to herein as "Sellers").

                                    RECITALS

      A. Sellers (including nStor Technologies, Inc., a Delaware corporation ("Parent")) are the sole record and beneficial owners of all of the outstanding shares of capital stock of the Company.

      B. Sellers desire to sell all of the outstanding shares (the "Shares") of Common Stock (no par value) ("Company Common Stock"), of the Company to Purchaser and Purchaser desires to purchase all of the Shares from Sellers, in each case upon the terms and subject to the conditions set forth in this Agreement.

      C. As a condition and inducement to Purchaser's and Purchaser Parent's willingness to enter into this Agreement, the stockholders of Parent listed in Exhibit B attached hereto are delivering to Purchaser concurrently with the execution of this Agreement the voting agreement attached hereto as Exhibit C (the "Voting Agreement").

      NOW, THEREFORE, in consideration of the premises and the covenants and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                   ARTICLE I
                           PURCHASE AND SALE OF STOCK

      1.1 Sale and Transfer of Stock. Subject to and upon the terms and conditions of this Agreement, at the Closing, Sellers shall sell, convey, assign and transfer, and deliver to Purchaser, and Purchaser shall purchase from Sellers, all of the Shares, free and clear of all Liens (as defined below) (the "Share Purchase").

      1.2 The Purchase Price. Subject to and upon the terms and conditions of this Agreement, in consideration for the aforesaid sale, conveyance, assignment, transfer and delivery of the Shares at the Closing, Purchaser Parent shall:

            (a) pay to Sellers cash in the amount of Six Million Dollars ($6,000,000.00) (the "Cash Purchase Price"), which Cash Purchase Price shall be paid by Purchaser Parent to Sellers at the Closing (in the amount set forth next to such Seller's name on Exhibit A attached hereto) by wire transfer of immediately available funds to such account as Sellers shall, not less

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than one (1) business day prior to the Closing Date (as defined below), designate in writing to Purchaser;

            (b) deliver to Sellers three promissory notes (or such other consideration mutually agreeable to the parties) in the aggregate principal amount of $525,000.00, each in the amount set forth next to such Seller's name on Exhibit A attached hereto in substantially the form attached hereto as Exhibit D (each a "36 Month Note" and collectively, the "36 Month Notes"); and

            (c) deliver to Sellers three promissory notes (or such other consideration mutually agreeable to the parties) in the aggregate principal amount of $725,000.00, each in the amount set forth next to such Seller's name on Exhibit A attached hereto in substantially the form attached hereto as Exhibit E (each a "12 Month Note" and collectively, the "12 Month Notes" and together with the 36 Month Notes, the "Notes"), which Notes shall not be transferable to any third party without the prior written consent of Purchaser Parent (which shall not be unreasonably withheld), except for transfers to affiliates of Parent. The "Purchase Price" shall consist of the Cash Purchase Price, the principal amount of the 36 Month Notes and the principal amount of the 12 Month Notes.

      Purchaser, Purchaser Parent and Sellers each acknowledge that the above Purchase Price will represent the fair market value of the Shares at the time of Closing as determined as a result of arm's length negotiation.

      1.3   Post-Closing Purchase Price Adjustment.

            (a) Within fifteen (15) days following the Closing, the Company shall prepare a statement of Working Capital (as defined below) as of the Closing Date, in accordance with United States generally accepted accounting principles ("GAAP") (except that the Company shall not be required to provide any notes thereto). Upon completion of that calculation, the Company shall prepare and deliver to Parent a certificate (the "Closing Date Certificate") setting forth the Working Capital as of the Closing Date (the "Final Working Capital"). "Working Capital" shall mean cash plus accounts receivable less 5% of the total accounts receivable as of the Closing Date for doubtful accounts and warranty returns, less accounts payable and accrued expenses payable (excluding accrued vacation), including any payables due to Parent from the Company.

            (b) If within fifteen (15) days after the Closing Date Certificate is delivered to Parent, Parent shall not have given written notice to Purchaser setting forth any objection to the Final Working Capital, then such determination of such amount shall be final and binding on the parties hereto. If Parent, within such fifteen (15) day period following delivery of the Closing Date Certificate, shall give written notice to Purchaser setting forth any objection to such determination of the Closing Date Certificate, Parent and Purchaser shall endeavor to reach agreement within the ten (10) business day period following the receipt by Parent of the notice of objection. If the parties are unable to reach agreement within such ten (10) business day period, then the matter shall be submitted to KPMG, LLP, or such other "big-four" accounting firm as may be mutually agreeable to the parties (the "Independent Accountants") for determination of the Final Working Capital. If the parties submit the determination of the Final Working Capital

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to the Independent Accountants, then the determination of the Independent
Accountants shall be final and binding on the parties. In connection with the resolution of any dispute, each party shall pay its own fees and expenses, including, without limitation, legal, accounting and consultant fees and expenses. If the Final Working Capital as determined by the Independent Accountants is greater than the Final Working Capital as set forth on the Closing Date Certificate by more than ten percent (10%), then the cost and expense of the Independent Accountants shall be paid by Purchaser. In all other circumstances, the cost and expense of the Independent Accountants shall be paid by Parent. If the Final Working Capital, as finally determined as provided above, is less than $800,000, then the 12 Month Notes shall be reduced, pro rata, on a dollar for dollar basis, by the amount of such deficiency, effective as of the Closing Date.

      1.4 The Closing. The closing for the consummation of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Heller Ehrman White & McAuliffe LLP, located at 275 Middlefield Road, Menlo Park, California, at a time and date to be specified by the parties, which shall be no later than the first business day after the satisfaction or waiver of the conditions set forth in Article VI (other than those that by their terms are to be satisfied or waived at the Closing), or at such other time, date and location as the parties hereto agree in writing. The date on which the Closing occurs is referred to herein as the "Closing Date."

                                   ARTICLE II
                    REPRESENTATIONS AND WARRANTIES OF SELLERS

      A. Representations and Warranties of Parent

      Parent represents and warrants to Purchaser and Purchaser Parent that, except as set forth in the written disclosure schedule prepared by Parent which is dated as of the date of this Agreement and arranged in sections corresponding to the numbered and lettered sections contained in this Article II and which was previously delivered to Purchaser and Purchaser Parent in connection herewith (the "Parent Disclosure Schedule"), as of the date of this Agreement and as of the Closing Date, except where another date is specified:

      2.1 Organization and Qualification. Each of Parent and the Company is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority necessary to own, lease and operate the properties it purports to own, lease or operate and to carry on its business as it is now being conducted or presently proposed to be conducted. Each of Parent and the Company is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not have or reasonably be expected to have a Material Adverse Effect (as defined below) on Parent or the Company. The Company does not have any Subsidiaries (as defined below). The Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, limited liability company, joint venture or other business association or entity.

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      2.2   Charter and Bylaws. Parent has heretofore made available to
Purchaser true, complete and correct copies of the charter and bylaws (or equivalent organizational documents), each as amended to date, of Parent (the "Parent Charter Documents") and made available to Purchaser true, complete and correct copies of the charter and bylaws (or equivalent organizational documents), each as amended to date, of the Company (the "Company Charter Documents"). The Parent Charter Documents and the Company Charter Documents are in full force and effect. Parent is not in violation of any of the provisions of the Parent Charter Documents and the Company is not in violation of any of the provisions of the Company Charter Documents.

      2.3   Capitalization.

            (a) The authorized capital stock of the Company consists of 25,000,000 shares of Company Common Stock and no shares of preferred stock (the "Company Preferred Stock"). Except as set forth in Section 2.3(a) of the Parent Disclosure Schedule, as of the date hereof, 16,312,500 shares of Company Common Stock, and no shares of Company Preferred Stock, are issued and outstanding and all of such shares are held by Parent. No shares of Company Common Stock or Company Preferred Stock are issued and held in the treasury of the Company.

            (b) Except as set forth in Section 2.3(b) of the Parent Disclosure Schedule, there are no options, preemptive rights, warrants, calls, rights, commitments or agreements of any kind to which the Company is a party, or by which the Company is bound, obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of the Company. There are no stockholder agreements, voting trusts, proxies or other similar agreements or understandings to which the Company is a party or by which it is bound with respect to the shares of capital stock of the Company. There are no rights or obligations, contingent or otherwise (including without limitation rights of first refusal in favor of the Company) of the Company, to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any other entity. There are no registration rights or other agreements or understandings to which the Company is a party or by which it is bound with respect to any capital stock of the Company.

            (c) All outstanding shares of the Company's capital stock are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, pre-emptive right, subscription right or any similar right under any provision of the Texas Business Corporation Act ("TBCA"), the Company Charter Documents or any agreement to which the Company is a party or otherwise bound. Except as set forth in Section 2.3(c) of the Parent Disclosure Schedule, all outstanding shares of the Company's capital stock are held by Sellers free and clear of all security interests, liens, claims, pledges, agreements, limitations in voting rights, charges or other encumbrances of any nature whatsoever (collectively, "Liens"). All shares of outstanding capital stock of the Company were issued in compliance with all applicable federal and state securities laws. No material change in the Company's capitalization has occurred since July 31, 2004. There are no accrued and unpaid dividends with respect to any outstanding shares of capital stock of the Company.

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      2.4   Authority Relative to this Agreement. Parent has all necessary power and authority (corporate or otherwise) to execute and deliver this Agreement and each instrument required hereby to be executed and delivered by it at the Closing and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by Parent of this Agreement and each instrument required hereby to be executed and delivered at the Closing by Parent or the Company and the consummation by Parent of the transactions contemplated hereby has been duly and validly authorized by all necessary action (corporate or otherwise) on the part of Parent, subject only to the approval of this Agreement and the transactions contemplated herein by Parent's stockholders by the affirmative vote of the holders of a majority of the outstanding shares of capital stock of Parent as required by the Delaware General Corporation Law ("DGCL") and Parent's Certificate of Incorporation (the "Parent Stockholder Approval"). This Agreement has been duly and validly executed and delivered by Parent and, assuming the due authorization, execution and delivery of this Agreement by Purchaser and Purchaser Parent, constitutes the legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law). As of the date of this Agreement, the Board of Directors of Parent has unanimously determined that it is fair to, advisable and in the best interests of Parent's stockholders for Parent to participate in the transactions set forth in this Agreement, and has unanimously recommended that Parent's stockholders approve and adopt this Agreement and approve the transactions contemplated herein (the "Parent Recommendation"), and none of the aforesaid actions by the Parent's
Board of Directors has been amended, rescinded or modified. The Parent Stockholder Approval is the only vote of the holders of any class or series of Parent's capital stock necessary to approve and adopt this Agreement and no other vote of any holders of shares of Parent's capital stock is necessary to approve any of the transactions contemplated hereby.

      2.5   Agreements, Contracts and Commitments.

            (a) The Company does not have any agreements, contracts or commitments (including but not limited to end user license agreements) that (i) will result in (A) payments by the Company or (B) payments to the Company, in either case in excess of $50,000; or (ii) which require the making of any charitable contribution in excess of $10,000.

            (b) No purchase contracts or purchase commitments of the Company continue for a period of more than ninety (90) days or are in excess of the normal, ordinary and usual requirements of the business of the Company.

            (c) There are no material contracts or agreements to which the Company is a party that (a) do not expire or that the Company may not terminate within one year after the date of this Agreement or (b) may be renewed at the option of any person other than the Company so as to expire more than one year after the date of this Agreement.

            (d) The Company does not have any outstanding contract with any officer or director or any material outstanding contract (i) with any employee, agent, consultant, advisor, salesman or sales representative, or (ii) with any distributor or dealer, other than with respect to

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any reseller, distribution, OEM or end user license agreement for Company products entered into in the ordinary course of business, that is not cancelable by it on notice of 30 days or less and without material liability, penalty or premium.

            (e) The Company is not in default, nor is there any known basis for any valid claim of default, under any material contract made or obligation owed by it.

            (f) The Company does not have any employee to whom it is paying compensation at an annual rate of more than $100,000 for services rendered, and all such employees can be terminated at will without penalty or further payment.

            (g) The Company is not restricted from carrying on its business in any material respect anywhere in the world by any agreement under which the Company (i) is restricted from selling, licensing or otherwise distributing any of its technology or products or providing services to customers or potential customers or any class of customers, including without limitation resellers or other distributors, in any geographic area, during any period of time, or in any segment of any market or line of business, (ii) is required to give favored pricing to any customers or potential customers or any class of customers or to provide exclusive or favored access to any product features to any customers or potential customers or any class of customers, or (iii) has agreed to purchase a minimum amount of goods or services or has agreed to purchase goods or services exclusively from a certain party.

            (h) The Company does not have any liability or obligation with respect to the return of inventory or merchandise in the possession of wholesalers, distributors, resellers, retailers or other customers.

            (i) The Company does not have any debt obligation for borrowed money, including guarantees of or agreements to acquire any such debt obligation of others.

            (j) The Company does not have any contract for capital expenditures in excess of $10,000, individually, or such contracts representing in excess of $25,000 in the aggregate.

            (k) The Company does not have any contract, agreement or commitment currently in force relating to the disposition or acquisition of assets in excess of $10,000, individually, or such contracts, agreements or commitments in excess of $25,000 in the aggregate.

            (l) The Company does not have any contract, agreement or commitment for the purchase of any ownership interest in any corporation, partnership, joint venture or other business enterprise.

            (m)   The Company does not have any outstanding loan to any person.

            (n) The Company does not have any power of attorney outstanding or any obligations or liabilities (whether absolute, accrued, contingent or otherwise), as guarantor, surety, co-signer, endorser, co-maker, indemnitor (other than indemnities contained in agreements for the purchase, sale, license, distribution, maintenance or support of products

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entered into in the ordinary course of business) or otherwise in respect of any obligation of any person, corporation, partnership, joint venture, association, organization or other entity, or any capital maintenance, keep-well or similar agreements or arrangements.

            (o) The Company does not have any agreements, contracts or arrangements containing any provision requiring the Company to indemnify (other than indemnities contained in agreements for the purchase, financing, sale, license, distribution, maintenance or support of products or services entered into in the ordinary course of business) another party or containing any covenant not to bring legal action against any third party.

            (p) The Company does not have any agreements, contracts or arrangements with respect to which any rights or obligations of a party thereunder would be accelerated as a result of the consummation of the Share Purchase.

            (q) Parent has made available to Purchaser true, complete and correct copies of each contract listed in Section 2.5 of the Parent Disclosure Schedule (each a "Company Material Contract" and collectively, the "Company Material Contracts").

            (r) (i) The Company has not breached, is not in default under, and has not received written notice of any breach of or default under, any Company Material Contract and such breach or default remains uncured, (ii) to Parent's Knowledge, no other party to any Company Material Contract has breached or is in default of any of its obligations thereunder which breach or default remains uncured, (iii) each Company Material Contract is in full force and effect and
(iv) each Company Material Contract is a legal, valid and binding obligation of the Company and, to Parent's Knowledge, each of the other parties thereto, enforceable in accordance with its terms, except that the enforcement thereof may be limited by (A) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and (B) general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law).

      2.6   No Conflict; Required Filings and Consents.

            (a) The execution and delivery by Parent of this Agreement do not, the execution and delivery by Parent of any instrument required hereby to be executed and delivered by Parent at the Closing will not, and the performance of its agreements and obligations under this Agreement by Parent will not, (i) conflict with or violate the Parent Charter Documents or the Company Charter Documents, (ii) conflict with or violate any federal, state, local, municipal, foreign or other law, statute, constitution, resolution, ordinance, code, order, edict, decree, rule, regulation or ruling issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity (each, a "Legal Requirement") applicable to Parent or the Company or by which it or any of its properties is bound or affected; or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default), or impair the Company's rights, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets (including intangible assets) of the Company pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company is a party or by which the Company or any of its

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properties is bound or affected, other than such breaches, defaults or impairments as would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on the Company.

            (b) Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934, as amended (the "Exchange Act"), state securities or "blue sky" laws and the rules of the American Stock Exchange ("AMEX"), the execution and delivery by Parent of this Agreement do not, the execution and delivery by Parent of any instrument required hereby to be executed and delivered by Parent at the Closing will not, and the performance of agreements and obligations under this Agreement by Parent will not, require any consent, approval, order, license, authorization, registration, declaration or permit of, or filing with or notification to, any court, arbitrational tribunal, administrative or regulatory agency or commission or other governmental authority or instrumentality (whether domestic or foreign, a "Governmental Entity").

      2.7   Compliance; Permits.

            (a) The Company is and has been in compliance with and is not in default or violation of (and has not received any notice of material non-compliance, default or violation with respect to) any law, rule, regulation, order, judgment or decree applicable to the Company or by which any of its respective properties is bound or affected, and the Company is not aware of any such non-compliance, default or violation thereunder.

            (b) The Company holds all permits, licenses, easements, variances, exemptions, consents, certificates, authorizations, registrations, orders and other approvals from Governmental Entities that are material to the operation of the business of the Company as currently conducted (collectively, the "Company Permits"), except for failures to hold such Company Permits which would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on the Company. The Company Permits are in full force and effect, have not been violated in any respect and, to Parent's Knowledge, no suspension, revocation or cancellation thereof has been threatened, and there is no action, proceeding or investigation pending or, to Parent's Knowledge, threatened, seeking the suspension, revocation or cancellation of any Company Permits, except where such failure to be in full force and effect or such violation, suspension, revocation, cancellation, action, proceeding or investigation would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on the Company. No Company Permit shall cease to be effective as a result of the consummation of the transactions contemplated by this Agreement.

      2.8 Absence of Certain Changes or Events. The Company maintains a standard system of accounting established and administered in accordance with GAAP. The Company's unaudited balance sheet as of July 31, 2004 is referred to in this Agreement as the "Company Balance Sheet." The accounts receivable shown on the Company Balance Sheet arose in the Company's ordinary course of business, consistent with its past practices, and have been collected or are collectible in the book amounts thereof, less an amount not in excess of the allowance for doubtful accounts provided for in the Company Balance Sheet. Allowances for doubtful accounts and warranty returns are adequate and have been prepared in accordance with

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GAAP consistently applied and in accordance with the Company's past practices.
The Company's receivables arising after the Balance Sheet Date and before the Closing Date arose or will arise in the Company's ordinary course of business based on bona fide sales, consistent with its past practices, and have been collected or are collectible in the book amounts thereof, less allowances for doubtful accounts and warranty returns determined in accordance with GAAP consistently applied and the Company's past practices. None of the Company's receivables is subject to any material claim of offset, recoupment, setoff or counter-claim, and the Company does not have any Knowledge of any specific facts or circumstances (whether asserted or unasserted) that could give rise to any such claim. No material amount of receivables is contingent upon the performance by the Company of any obligation or contract other than normal warranty repair and replacement. No person has any encumbrance on any of such receivables, and no agreement for deduction or discount has been made with respect to any of such receivables. Since the date of the Company Balance Sheet, the Company has conducted its business in all material respects in the ordinary course consistent with past practice and, since such date, there has not occurred: (i) any change, development, event or other circumstance, situation or state of affairs that has had or would reasonably be expected to have a Material Adverse Effect on the Company; (ii) any amendments to or changes in either of the Company Charter Documents; (iii) any damage to, destruction or loss of any asset of the Company (whether or not covered by insurance) that would reasonably be expected to have a Material Adverse Effect on the Company; (iv) any change by the Company in its accounting methods, principles or practices; (v) any revaluation by the Company of any of its assets, including, without limitation, writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business consistent with past practice, in terms of both frequency and amount, and in any event in excess of $50,000; (vi) any sale of a material amount of assets (tangible or intangible) of the Company; or (vii) any other action or event that would have required the consent of Purchaser pursuant to Section 4.1 had such action or event occurred after the date of this Agreement.

      2.9   No Undisclosed Liabilities.

            (a) Except as reflected in the Company Balance Sheet, the Company does not have any liabilities (absolute, accrued, contingent or otherwise) which are required by GAAP to be set forth on a balance sheet of Company or in the notes thereto, other than any liabilities and obligations incurred since July 31, 2004 in the ordinary course of business consistent with past practice.

            (b) The Company is not a party to, and does not have any commitment to become a party to, any joint venture, partnership agreement or any similar contract (including without limitation any contract relating to any transaction, arrangement or relationship between or among the Company, on the one hand, and any unconsolidated affiliate, including without limitation any structured finance, special purpose or limited purpose entity or person, on the other hand) where the purpose or intended effect of such arrangement is to avoid disclosure of any material transaction involving the Company in the Company's financial statements.

            (c) The Company does not have any liabilities (absolute, accrued, contingent or otherwise) which arise from, relate to or are caused by the prior consolidation (for federal income tax purposes) of the Company with Pacific USA Holdings, Corp.

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      2.10  Absence of Litigation; Investigations. Except as set forth in
Section 2.10 of the Parent Disclosure Schedule, there are no claims, actions, suits, proceedings or, to Parent's Knowledge, governmental investigations, inquiries or subpoenas (other than any actions, suits, proceedings, investigations, inquiries or subpoenas challenging or otherwise arising from or relating to the transactions contemplated by this Agreement) (a) (i) pending against the Company or Parent or any properties or assets of the Company or Parent or (ii) to Parent's Knowledge, threatened against the Company or Parent that, in each case, if determined or resolved adversely to the Company or Parent, would individually or in the aggregate, prevent or materially delay the transactions contemplated hereby or have or reasonably be expected to have a Material Adverse Effect on the Company or any of its properties or assets, or
(b) whether filed or threatened, that have been settled or compromised by the Company within the two (2) years prior to the date of this Agreement and at the time of such settlement or compromise were material. The Company is not subject to any outstanding order, writ, injunction or decree that would, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on the Company or would, individually or in the aggregate, prevent or delay or reasonably be expected to prevent or delay the consummation of the transactions contemplated by this Agreement. There has not been since December 31, 2003 nor are there currently any internal investigations or inquiries being conducted by Parent, the Company, the Board of Directors of each (or any committee thereof) or any third party at the request of any of the foregoing concerning any financial, accounting, tax, conflict of interest, self-dealing, fraudulent or deceptive conduct or other misfeasance or malfeasance issues relating to the Company.

      2.11  Employee Benefit Plans, Options and Employment Agreements.

            (a) Section 2.11(a) of the Parent Disclosure Schedule sets forth a complete and accurate list of all Employee Benefit Plans (as defined below) which benefit employees of the Company (collectively, the "Company Employee Plans"). For purposes of this Agreement, the term "Employee Benefit Plan" means any "employee pension benefit plan" (as defined in Section 3(2) of ERISA), any "employee welfare benefit plan" (as defined in Section 3(1) of ERISA), and any other plan, agreement or arrangement involving direct or indirect compensation, including insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, equity compensation, or other forms of incentive compensation or post-retirement compensation and all severance agreements, for the benefit of, or relating to, any current or former employee of the Company.

            (b) With respect to each Company Employee Plan, Parent has made available to Purchaser complete and accurate copies of (i) such Company Employee Plan (or a written summary of any unwritten plan) together with all amendments,
(ii) in the case of any plan for which Forms 5500 are required to be filed, the two most recent annual report (Form 5500) with schedules attached, (iii) in the case of any plan that is intended to be qualified under Section 401(a) of the Code, the most recent determination letter from the United States Internal Revenue Service ("IRS"), (iv) each trust agreement, group annuity contract, administration and similar agreements, investment management or investment advisory agreements, (v) summary plan descriptions, employee handbooks, or other similar employee communications, (vi) all personnel, payroll and employment manuals and policies of the Company, and (vii) the most recent financial statements for each Company Employee Plan that is funded.

            (c) Each Company Employee Plan has been administered in all material respects in accordance with the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), the Internal Revenue Code of 1986, as amended, (the "Code") and all other applicable laws and the regulations thereunder.

            (d) With respect to the Company Employee Plans, there are no material benefit obligations for which contributions have not been made or properly accrued and there are no benefit obligations which have not been accounted for by reserves, or otherwise properly footnoted in accordance with GAAP, on the financial statements of the Company. Except as set forth in Section 2.11(d) of the Parent Disclosure Schedule, the Company does not have any plans that are intended to be qualified under Section 401(a) of the Code.

            (e) None of the Company Employee Plans have (i) ever maintained or participated in a Company Employee Plan which was subject to Section 412 of the Code or Title IV of ERISA or (ii) ever been obligated to contribute to a "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA). No Company Employee Plan is funded by, associated with or related to a "voluntary employees' beneficiary association" within the meaning of Section 501(c)(9) of the Code. Except as set forth in Section 2.11(e) of the Parent Disclosure Schedule, none of the Company Employee Plans provides health or other welfare benefits or coverage to any person following retirement or other termination of employment.

            (f) Each Company Employee Plan is amendable and terminable unilaterally by the Company or covered thereby at any time without liability to the Company as a result thereof, and no Company Employee Plan or related plan documentation or agreement, summary plan description or other written communication distributed generally to employees by its terms prohibits the Company from amending or terminating any such Company Employee Plan, or in any way limits such action.

            (g) Section 2.11(g) of the Parent Disclosure Schedule contains (i) a true, complete and current list of all independent contractors, and (ii) a description of the services each independent contractor performs, and a copy of the agreement between each independent contractor and the Company. To Parent's Knowledge, each individual who has received compensation for the performance of services on behalf of the Company has been properly classified as an employee or independent contractor in accordance with applicable law.

            (h) Section 2.11(h) of the Parent Disclosure Schedule sets forth a true, complete and correct list of (i) all employment or consulting agreements with employees of the Company obligating the Company to make annual cash payments in an amount equal to or exceeding $100,000 or which are not terminable at will by the Company without further payment; (ii) all severance agreements, programs and policies of the Company with or relating to its employees, in each case with potential outstanding obligations equal to or exceeding $50,000, excluding programs and policies required to be maintained by law; and (iii) all plans, programs, agreements and other arrangements of the Company with or relating to its employees which contain change in control provisions including any such plans or agreements providing for an increase in vesting of benefits by reason of the transactions contemplated by this Agreement. True, complete and correct copies of each of the foregoing agreements to which any employee of the Company is a party have been made available to Purchaser.

            (i) All contributions required to be made with respect to any Company Employee Plan on or prior to the Closing have been timely made or are reflected on the Company's balance sheet. There are no pending or, to the Knowledge of Parent, threatened or anticipated claims by or on behalf of any Company Employee Plan, by any employee or beneficiary covered under any such Plan, or otherwise involving any such Plan (other than routine claims for benefits).

            (j) Section 2.11(j) of the Parent Disclosure Schedule sets forth a true, complete and correct list of all agreements pursuant to which the consummation of the transactions contemplated by this Agreement will, either alone or in combination with another event, (i) entitle any current or former employee or officer of the Company to severance pay, unemployment compensation or any other payment to which such employee or officer would not otherwise be or have been entitled, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or officer. Section 2.11(j) of the Parent Disclosure Schedule sets forth a true, complete and correct list of all contracts, agreements, plans or arrangements, including but not limited to the provisions of this Agreement, covering any employee or former employee of the Company that, individually or collectively, could give rise to the payment of any amount by the Company that would not be deductible pursuant to Sections 280G (determined without regard to Section 280G(b)(4) of the Code) or 162(m) of the Code in connection with the transactions contemplated by this Agreement. Current copies of each of the foregoing agreements have been furnished to Purchaser.

      2.12 Labor Matters. (a) The Company is in compliance in all material respects with all applicable laws respecting employment, employment practices and occupational safety and health, terms and conditions of employment and wages and hours, and is not engaged in any unfair labor practices other than any such non-compliance which, individually or in the aggregate, does not have or would not reasonably be expected to have, a Material Adverse Effect on the Company;
(b) there are no material controversies pending or, to Parent's Knowledge, threatened, between the Company and any of its employees, consultants or independent contractors; (c) the Company is not a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company, nor does Parent know of any activities or proceedings of any labor union to organize any such employees; and (d) there are no labor disputes, strikes, slowdowns, work stoppages, lockouts, or threats thereof, by or with respect to any employees of, or consultants or independent contractors to, the Company. To Parent's Knowledge, no employee of the Company is in violation of any term of any patent disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company because of the nature of the business conducted or presently proposed to be conducted by the Company or to the use of trade secrets or proprietary information of others or, in the case of any key employee or group of key employees, has given notice as of the date of this Agreement to the Company that such employee or any employee in a group of key employees intends to terminate his or her employment with the Company. During the two (2) years prior to the date hereof, the Company has not effected (i) a plant closing, as defined in the Worker Adjustment and Retaining Notification Act of 1988, as amended (the "WARN Act"), or (ii) a mass layoff as defined in the WARN Act. The Company is not currently engaged in any layoffs or employment terminations sufficient in number to trigger application of any similar state, local or foreign law.

      2.13 Properties; Encumbrances. Except as set forth in Section 2.13 of the Parent Disclosure Schedule, the Company has good, valid and marketable title to, or a valid leasehold interest in, all the properties and assets which it purports to own or lease (real, personal and mixed, tangible and intangible), including, without limitation, the Monies Software (as defined in Section 2.13 of the Parent Disclosure Schedule) and all the properties and assets reflected in the Company Balance Sheet (except for personal property sold since the date of the Company Balance Sheet in the ordinary course of business consistent with past practice). All properties and assets reflected in the Company Balance Sheet are free and clear of all Liens, except for Liens reflected on the Company Balance Sheet and Liens for current taxes not yet due. Section 2.13 of the Parent Disclosure Schedule sets forth a true, complete and correct list of all real property owned, leased, subleased or licensed by the Company and the location of such premises. The Company is and has been in compliance with the material provisions of each lease or sublease for the real property which is set forth in Section 2.13 of the Parent Disclosure Schedule.

      2.14  Taxes.

            (a) For the purposes of this Agreement, the term "Tax" or, collectively, "Taxes" shall mean (i) any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes as well as public imposts, fees and social security charges (including but not limited to health, unemployment and pension insurance), together with all interest, penalties and additions imposed with respect to such amounts, (ii) any liability for the payment of any amounts of the type described in clause (i) of this Section 2.14(a) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period, and (iii) any liability for the payment of any amounts of the type described in clauses
(i) or (ii) of this Section 2.14(a) as a result of any express or implied obligation to indemnify any other person or as a result of any obligation under any agreement or arrangement with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

            (b) Except as set forth in Section 2.14(b) of the Parent Disclosure Schedule, the Company has prepared and timely filed all federal, state, local and foreign returns, estimates, information statements and reports ("Returns") relating to any and all Taxes concerning or attributable to the Company or its operations and such Returns are true and correct in all material respects and have been completed in all material respects in accordance with applicable law. The Company has paid all Taxes required to be paid and have withheld or paid (and timely paid over to the appropriate Taxing authority) all federal, state and foreign income taxes and social security charges and similar fees, Federal Insurance Contribution Act, Federal Unemployment Tax Act and other Taxes required to be withheld or paid. The Company has not been delinquent in the payment of any Tax (other than any Taxes that have been adequately accrued or reserved for on the Current Balance Sheet), nor is there any Tax deficiency outstanding, assessed or proposed against the Company, nor has the Company executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

            (c) No audit or other examination of any Return of the Company is currently in progress, nor has the Company been notified of any request for such an audit or other examination. No adjustment relating to any Return filed by the Company has been proposed formally or, to the Knowledge of the Company, informally by any Tax authority to the Company or any representative thereof. No claim has ever been made by a taxing authority in a jurisdiction where the Company does not file Returns that it is or may be subject to taxation by that jurisdiction. As of the date of the Current Balance Sheet, the Company does not have any liabilities for unpaid Taxes which have not been accrued or reserved on the Current Balance Sheet, whether asserted or unasserted, contingent or otherwise, and the Company has not incurred any liability for Taxes since the date of the Current Balance Sheet other than in the ordinary course of business.

            (d) The Company has made available or will, as soon as practicable after the date hereof, make available, to Purchaser or its legal counsel copies of (A) with respect to federal income taxes of the Company, (i) those portions of Parent's Tax Returns for the tax years ended December 31, 2002 and 2003 relating to the Company and (ii) those portions of Pacific USA Holdings, Corp.'s tax returns for the fiscal year ended September 30, 2001, relating to the Company and (B) with respect to state taxes of the Company, (i) Texas franchise tax reports for the years 2000, 2001, 2002, 2003 and 2004 and (ii) Virginia corporate income tax return for 2002 and 2003; provided, that to the extent any such Returns are not currently completed, the Company shall make them available as soon as reasonably practicable once they are available; and provided further that there are no other state Tax Returns other than those referenced above filed by or on behalf of the Company for Tax periods ending on or after September 30, 2000. There are (and immediately following the Effective Time there will be) no Liens on the assets of the Company relating to or attributable to Taxes other than Liens for Taxes not yet due and payable. The Company has no Knowledge of any basis for the assertion of any claim relating or attributable to Taxes which, if adversely determined, would result in any Lien on the assets of the Company.

            (e) Except as set forth in Section 2.14 of the Parent Disclosure Schedule, the Company (i) has never been a member of an affiliated group (within the meaning of Code Section 1504(a)) filing a consolidated federal income Tax Return (other than a group the common parent of which was Parent), (ii) has never been a party to any tax sharing, indemnification or allocation agreement, and (iii) has never been a party to any joint venture, partnership or other arrangement that could be treated as a partnership for Tax purposes. The Company does not have any liability for the Taxes of any person (other than Company) under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local or foreign law, including any arrangement for group Tax relief within a jurisdiction or similar arrangement), as a transferee or successor, by contract or agreement, or otherwise.

            (f) The Company has never been, at any time, a "United States Real Property Holding Corporation" within the meaning of Section 897(c)(2) of the Code. The Company has not constituted either a "distributing corporation" or a "controlled corporation" in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code. The Company neither has nor has had a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States and such foreign country. The Company has not engaged in a transaction that is the same as or substantially similar to one of the types of transactions that the Internal Revenue Service has determined to be a tax avoidance transaction and identified by notice, regulation, or other form of published guidance as a listed transaction, as set forth in Treas. Reg.
Section 1.6011-4(b)(2). The Company is not a party to and does not have any commitment to become a party to, any tax shelter arrangement as described in Internal Revenue Service final regulations (T.D. 9046).

            (g) The Company will not be required to include any income or gain or exclude any deduction or loss from Taxable income as a result of (i) any change in method of accounting under Section 481(c) of the Code, (ii) closing agreement under Section 7121 of the Code, (iii) deferred intercompany gain or excess loss account under Treasury Regulations under Section 1502 of the Code (or in the case of each of (i), (ii), and (iii), under any similar provision of applicable law), (iv) installment sale or open transaction disposition or (v) prepaid amount. There is no contract, agreement, plan or arrangement to which the Company is a party, including, without limitation, the provisions of this Agreement, covering any employee or former employee of the Company, which, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Code.

      2.15  Environmental Matters.

            (a) Except as would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on the Company, during the two (2) years prior to the date hereof (i) the Company has been in material compliance with all Environmental Laws (as defined below); (ii) there has been no release or threatened release by the Company of any pollutant, contaminant or toxic or hazardous material, substance or waste, or petroleum or any fraction thereof, (each a "Hazardous Substance") on, upon, into or from any site currently or heretofore owned, leased or otherwise used by the Company; (iii) there have been no Hazardous Substances generated by the Company that have been disposed of or come to rest at any site that has been included in any published U.S. federal, state or local "superfund" site list or any other similar list of hazardous or toxic waste sites published by any Governmental Entity within or outside the United States; (iv) to Parent's Knowledge, there are no underground storage tanks located on, no polychlorinated biphenyls ("PCBs") or PCB-containing equipment used or stored on, and no hazardous waste as defined by the Resource Conservation and Recovery Act, as amended, stored on, any site owned or operated by the Company, except for the storage of hazardous waste in compliance with Environmental Laws; and (v) Parent has made available to Purchaser true and correct copies of all environmental records, reports, notifications, certificates of need, permits, pending permit applications, correspondence, engineering studies, and environmental studies or assessments in the possession of the Company or reasonably available to the Company without undue hardship from consultants or representatives retained by the Company to prepare any such report.

            (b) For purposes of this Agreement, "Environmental Laws" means any law, regulation, or other applicable requirement (whether domestic or foreign) relating to (i) releases or threatened release of Hazardous Substance; (ii) pollution or protection of employee health or safety, public health or the environment; or (iii) the manufacture, handling, transport, use, treatment, storage, or disposal of Hazardous Substances.

      2.16  Intellectual Property.

            (a) Section 2.16(a) of the Parent Disclosure Schedule sets forth a true, complete and correct list of all U.S. and foreign (i) patents and pending patent applications, including any utility model or similar patent and any registered community designs owned by the Company as of the date of this Agreement; (ii) trademark registrations (including internet domain registrations) and pending trademark applications owned by the Company as of the date of this Agreement; and (iii) copyright registrations and pending copyright applications owned by the Company as of the date of this Agreement (collectively the "Registered Company Intellectual Property"). All of the Registered Company Intellectual Property is owned solely by the Company.

            (b) The Company owns all of the Intellectual Property (as defined below) that is used in the business of the Company as currently conducted (the "Company Intellectual Property").

            (c) The Registered Company Intellectual Property is valid and subsisting (except with respect to applications), and has not expired or been cancelled, or abandoned.

            (d) There is no pending or, to Parent's Knowledge, threatened (and at no time prior to the date of this Agreement has there been pending any) material suit, arbitration or other adversarial proceeding before any court, government agency or arbitral tribunal or in any jurisdiction alleging that the activities or the conduct of the Company's business infringe or misappropriate any Intellectual Property owned by any third party ("Third Party Intellectual Property"), or challenging the ownership, validity, enforceability or registrability of any Company Intellectual Property owned by the Company. The Company is not, as a result of any suits, actions or similar legal proceedings, a party to any settlements, covenants not to sue, consents, decrees, stipulations, judgments, or orders which (i) materially restrict the Company's rights to use any Company Intellectual Property owned by the Company, (ii) materially restrict the Company from conducting its business as currently conducted in order to avoid infringement of any Third Party Intellectual Property, or (iii) permit third parties to use any Company Intellectual Property owned by the Company.

            (e) The conduct of the business of the Company as currently conducted does not infringe upon any Third Party Intellectual Property. To Parent's Knowledge, no third party is misappropriating, infringing, diluting or violating any Company Intellectual Property owned by the Company that is material to the conduct of the business of the Company as currently conducted, and no intellectual property misappropriation, infringement dilution or violation suits, arbitrations or other adversarial proceedings have been brought before any court, government agency or arbitral tribunal against any third party by the Company which remain unresolved.

            (f) The Company has taken reasonable measures to protect the proprietary nature of the Company Intellectual Property. To Parent's Knowledge, there has been no disclosure to any third party by the Company of material confidential information or trade secrets of the Company related to any material proprietary product currently being marketed, sold, licensed or developed by the Company (each such product, a "Proprietary Product") other than disclosures made pursuant to nondisclosure or confidentiality agreements entered into by the Company in the ordinary course of business.

            (g) All employees of the Company who have made contributions to the development of any Proprietary Product (including without limitation all employees who have designed, written, tested or worked on any software code contained in any Proprietary Product) have signed confidentiality, non-competition (unless prohibited by applicable law) and assignment of proprietary rights agreements substantially in one of the forms attached to
Section 2.16(g) of the Parent Disclosure Schedule. All consultants and independent contractors who have made material contributions to the development of any Proprietary Product (including without limitation all consultants and independent contractors who have designed, written, tested or worked on any software code contained in any Proprietary Product) have assigned to the Company (or a third party that previously conducted any business currently conducted by the Company and that has assigned its rights in such Proprietary Product to the Company) all of their right, title and interest (other than moral rights, if any) in and to the portions of such Proprietary Product developed by them in the course of their work for the Company (or applicable third party). Assignments of the patents and patent applications listed in Section 2.16(a) of the Parent Disclosure Schedule to the Company have been duly executed and filed with the United States Patent and Trademark Office.

            (h) The Company has not granted or is not obligated to grant access to any of its source code, including without limitation in any such case any conditional right to access or under which the Company has established any escrow arrangement for the storage and conditional release of any of its source code.

            (i) None of the Proprietary Products contains any software code that is, in whole or in part, subject to the provisions of any license to software that is made generally available to the public without requiring the payment of any fees or royalties (including but not limited to the GNU General Public License, GNU Lesser General Public License, Mozilla Public License, BSD licenses, and any other similar "free software" or "open source" licenses), including but not limited to any such license under which the Company is obligated to make the source code for such Proprietary Product generally available to the public free of charge.

            (j) The Company does not have any obligation to pay any third party any royalties or other fees for the use of Company Intellectual Property and no obligation to pay such royalties or other fees will result from the consummation of the transactions contemplated by this Agreement.

            (k) (i) The Company is not in violation of any agreement, contract, settlement agreement, instrument, note, warranty, license, sublicense or other legally binding commitment ("Contract") related to the Company Intellectual Property to which the Company is a party or is otherwise bound;
(ii) the consummation of the transactions contemplated hereby will not result in any loss or impairment of ownership by the Company of, or the right of the Company to use (or result in any term extension or expansion of the rights granted to any third party in or to), any Company Intellectual Property; and
(iii) the consummation of the transactions contemplated hereby will not require the consent of any third party or any Governmental Entity, with respect to any such Intellectual Property.

            (l) For purposes of this Agreement, "Intellectual Property" shall mean trademarks, service marks, trade names, and internet domain names, together with all goodwill, registrations and applications related to the foregoing; patentable inventions, patents and industrial design registrations or applications (including any continuations, divisionals, continuations-in-part, renewals, reissues, re-examinations and applications for any of the foregoing); works of authorship protected by copyright for E.U. design registrations; copyrights (including any registrations and applications for any of the foregoing); proprietary data and databases; mask works rights and trade secrets and other confidential information, know-how, proprietary processes, formulae, algorithms, models, and methodologies.

      2.17 Insurance. To Parent's Knowledge, all fire and casualty, general liability, business interruption, product liability, sprinkler and water damage insurance policies and other forms of insurance maintained by the Company provide adequate coverage for all normal risks incident to the business of the Company and its properties and assets and are in character and amount and with such deductibles and retained amounts as are generally carried by persons engaged in similar businesses and subject to the same or similar perils or hazards. Each such policy is in full force and effect and all premiums due thereon have been paid in full, except where the failure of such policies to be in full force and effect or the failure to pay such premiums due would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on the Company. None of such policies shall terminate or lapse (or be affected in any other materially adverse manner) by reason of the consummation of the transactions contemplated by this Agreement, except where the termination or lapse would, individually or in the aggregate, not have or not reasonably be expected to have a Material Adverse Effect on the Company.

      2.18 Restrictions on Business. There is no agreement, judgment, injunction, order or decree binding upon the Company which has or could reasonably be expected to have the effect of prohibiting or impairing any business practice of the Company, acquisition of property by the Company or the conduct of business by the Company as currently conducted or as proposed to be conducted by the Company.

      2.19 Proxy Statement. The information supplied or to be supplied by Parent or the Company for inclusion in the Proxy Statement to be sent to the stockholders of Parent shall not, on the date the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to stockholders or at the time the Proxy Statement is filed with the SEC, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or shall omit to state any material fact necessary in order to make the statements made therein not false or misleading. The Proxy Statement shall comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations thereunder.

      2.20 Interested Party Transactions. Except as set forth in Section 2.20 of the Parent Disclosure Schedule, since July 1, 2004, no event has occurred that would be required to be reported by the Company as a Certain Relationship or Related Transaction pursuant to Statement of Financial Accounting Standards No. 57.

      2.21 Change of Control Payments. Except as set forth in Section 2.21 of the Parent Disclosure Schedule, the Company does not have any plans, programs or agreements to which the Company is party, or to which it is subject, pursuant to which payments (or acceleration of benefits or vesting of options or lapse of repurchase rights) may be required upon, or may become payable directly or indirectly as a result of, the transactions contemplated by this Agreement or any other change of control of the Company.

      2.22 No Existing Discussions. The Company is not engaged, directly or indirectly, in any discussions or negotiations with any other party with respect to an Acquisition Proposal (as defined below) or any other substantially similar proposal.

      2.23  Brokers.

            (a) No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements with the Company.

            (b) Except for the fees and expenses of the legal counsel and accountants for Parent and the Company in connection with this Agreement and the transactions contemplated hereby, and except as provided in Section 2.23(b) of the Parent Disclosure Schedule, there are no other fees and expenses payable by the Company in connection with this Agreement and the transactions contemplated hereby.

      2.24 Transactions with Parent and Affiliates. The Company is not a party to any agreements or arrangements with Parent or any affiliate (as defined in Rule 144 of the Securities Act) of Parent, including, but not limited to, any agreement or arrangement under which the Company: (i) leases any real or personal property (either to or from such Person); (ii) licenses technology (either to or from such Person); (iii) is obligated to purchase any tangible or intangible asset from or sell such asset to such Person; (iv) purchased or received products or services from such Person; or (v) pays or received commissions, rebates or other payments.

B. Representations and Warranties of Mardan Afrasiabi and Greg Schementi

      Each of Afrasiabi and Schementi (as defined in Exhibit A), severally but not jointly, represents and warrants to Purchaser and Purchaser Parent that, as of the date of this Agreement and as of the Closing Date, except where another date is specified:

      2.25 Authority. Each of Afrasiabi and Schementi, as the case may be, has all necessary power and authority to execute and deliver this Agreement and each instrument required hereby to be executed and delivered by him at the Closing and to perform his obligations hereunder and to consummate the transactions contemplated hereby.

                                   ARTICLE III
            REPRESENTATIONS AND WARRANTIES OF PURCHASER AND PURCHASER
                                     PARENT

      Purchaser and Purchaser Parent, jointly and severally, represent and warrant to Sellers as of the date hereof as follows:

      3.1 Organization and Qualification. Each of Purchaser and Purchaser Parent is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority necessary to own, lease and operate the properties it purports to own, lease or operate and to carry on its business as it is now being conducted or presently proposed to be conducted. Each of Purchaser and Purchaser Parent is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary.

      3.2 Charter and Bylaws. Each of Purchaser and Purchaser Parent has heretofore made available to Sellers true, complete and correct copies of the charter and bylaws (or equivalent organizational documents), each as amended to date, of Purchaser and Purchaser Parent, respectively (collectively, the "Purchaser Charter Documents"). The Purchaser Charter Documents are in full force and effect.

      3.3 Authority Relative to this Agreement. Each of Purchaser and Purchaser Parent has all necessary corporate power and authority to execute and deliver this Agreement and each instrument required hereby to be executed and delivered by it at the Closing and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by Purchaser of this Agreement and each instrument required hereby to be executed and delivered at the Closing by Purchaser and the consummation by Purchaser of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Purchaser. The execution and delivery by Purchaser Parent of this Agreement and each instrument required hereby to be executed and delivered at the Closing by Purchaser Parent and the consummation by Purchaser Parent of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Purchaser Parent. This Agreement has been duly and validly executed and delivered by Purchaser and Purchaser Parent and, assuming the due authorization, execution and delivery of this Agreement by Sellers, constitutes the legal, valid and binding obligation of Purchaser and Purchaser Parent, enforceable against Purchaser and Purchaser Parent in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law).

      3.4   No Conflict; Required Filings and Consents.

      (a) The execution and delivery by Purchaser and Purchaser Parent of this Agreement do not, the execution and delivery by Purchaser and Purchaser Parent of any instrument required hereby to be executed and delivered by Purchaser or Purchaser Parent at the

Closing will not, and the performance of the agreements and obligations under this Agreement by Purchaser or Purchaser Parent will not, (i) conflict with or violate the Certificate of Incorporation and bylaws, each as amended to date, of Purchaser or Purchaser Parent, (ii) conflict with or violate any Legal Requirement applicable to Purchaser or Purchaser Parent or by which the properties of Purchaser or Purchaser Parent is bound or affected; or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default), or impair Purchaser's or Purchaser Parent's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets (including intangible assets) of Purchaser or Purchaser Parent pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Purchaser or Purchaser Parent is a party or by which Purchaser or Purchaser Parent or the properties of Purchaser or Purchaser Parent is bound or affected.

            (b) The execution and delivery by Purchaser or Purchaser Parent of this Agreement do not, the execution and delivery by Purchaser or Purchaser Parent of any instrument required hereby to be executed and delivered by Purchaser or Purchaser Parent at the Closing will not, and the performance of agreements and obligations under this Agreement by Purchaser or Purchaser Parent will not, require any consent, approval, order, license, authorization, registration, declaration or permit of, or filing with or notification to, any Governmental Entity.

      3.5   Financial Statements. Purchaser Parent has made available to
Sellers: (i) a copy of Purchaser Parent's audited consolidated balance sheet as of December 31, 2003 and (ii) a copy of the Purchaser Parent's unaudited consolidated balance sheet as of July 31, 2004 (collectively, the "Purchaser Parent Financial Statements"). The Purchaser Parent Financial Statements have been prepared in accordance with GAAP (subject, in the case of unaudited financial statements, to normal, recurring year-end adjustments and the absence of notes thereto) applied on a consistent basis throughout the periods indicated. The Purchaser Parent Financial Statements present fairly in all material respects the financial condition and operating results of Purchaser Parent as of the dates, and for the periods, indicated therein, subject to normal year-end audit adjustments. Purchaser Parent maintains a standard system of accounting established and administered in accordance with GAAP.

      3.6 No Existing Discussions. In the six month period immediately preceding the date of this Agreement, Purchaser Parent has not engaged, directly or indirectly, in any discussions or negotiations with any other party with respect to an acquisition of Purchaser Parent.

      3.7 Absence of Certain Changes or Events. Purchaser Parent maintains a standard system of accounting established and administered in accordance with GAAP. Purchaser Parent's unaudited balance sheet as of July 31, 2004 is referred to in this Agreement as the "Purchaser Parent Balance Sheet." Since the date of the Purchaser Parent Balance Sheet, Purchaser Parent has conducted its business in all material respects in the ordinary course consistent with past practice and, since such date, there has not occurred: (i) any change, development, event or other circumstance, situation or state of affairs that has had or would reasonably be expected to have a Material Adverse Effect on Purchaser Parent;
(ii) any damage to, destruction or loss of any asset of Purchaser Parent (whether or not covered by insurance) that would reasonably be expected to have a Material Adverse Effect on Purchaser Parent or (iii) any change by Purchaser Parent in its accounting methods, principles or practices.

      3.8 No Undisclosed Liabilities. Except as reflected in the Purchaser Parent Balance Sheet, Purchaser Parent does not have any liabilities (absolute, accrued, contingent or otherwise) which are required by GAAP to be set forth on a consolidated balance sheet of Purchaser Parent and its consolidated subsidiaries or in the notes thereto, other than any liabilities and obligations incurred since July 31, 2004 in the ordinary course of business consistent with past practice.

      3.9 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made with Purchaser or Purchaser Parent.

      3.10 Entirely for Own Account. This Agreement is made with Purchaser and Purchaser Parent in reliance upon Purchaser's representation to Sellers, which by Purchaser's execution of this Agreement, Purchaser hereby confirms, that the Shares to be acquired by Purchaser will be acquired for investment for Purchaser's own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, each of Purchaser and Purchaser Parent further represents that neither Purchaser nor Purchaser Parent presently has any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Shares.

      3.11 No Public Market. Purchaser understands that no public market now exists for the Shares, and that Purchaser has made no assurances that a public market will ever exist for the Shares.

      3.12 Accredited Investor. Purchaser is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

                                   ARTICLE IV
                        INTERIM OPERATIONS OF THE COMPANY

      4.1   Conduct of Business by the Company.

            (a) Ordinary Course. During the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing Date, Parent shall cause the Company to, except as otherwise expressly contemplated by this Agreement or as set forth in Section
4.1 of the Parent Disclosure Schedule or to the extent that Purchaser shall otherwise consent in writing (which consent shall not be unreasonably withheld):
(i) carry on its business in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted and in compliance with all applicable laws and regulations; (ii) pay its debts and Taxes when due, provided however that the Company may, in good faith, refrain from paying such debts or Taxes that the Company believes to be subject to a bona fide dispute; (iii) pay or perform other obligations when due, provided however that the Company may, in good faith, refrain from paying or performing such obligations that the Company believes to be subject to a bona fide dispute; and (iv) use commercially reasonable efforts to preserve intact its present business organization, to retain the services of its present employees, and to preserve the goodwill of its customers and suppliers.

            (b) Required Consent. In addition, without limiting the generality of Section 4.1, except as permitted or contemplated by the terms of this Agreement, and except as provided in Section 4.1 of the Parent Disclosure Schedule, without the prior written consent of Purchaser (which consent shall not be unreasonably withheld), during the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing Date, Parent shall not permit the Company to do any of the following:

                  (i) Cause, permit or propose any amendments to the Company Charter Documents;

                  (ii) Adopt a plan of complete or partial liquidation or dissolution;

                  (iii) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

                  (iv) Purchase, redeem or otherwise acquire, directly or indirectly, any shares of its capital stock;

                  (v) Issue, deliver, sell, authorize, pledge or otherwise encumber any shares of capital stock, or any securities convertible into shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such securities or rights;

                  (vi) Acquire or agree to acquire by merging or consolidating with, or by purchasing any material equity or voting interest in or a material portion of the assets of, or by any other similar manner, any business or any Person or division thereof, or otherwise acquire or agree to acquire any assets which are material to the business of the Company;

                  (vii) Sell, lease, license, encumber or otherwise dispose of any properties or assets except in the ordinary course of business;

                  (viii) Make any loans, advances or capital contributions to, or investments in, any other Person;

                  (ix) Except as required by GAAP as agreed to by its independent auditors, make any material change in its methods or principles of accounting since the date of the Company Balance Sheet;

                  (x) Make any Tax election or accounting method change that is reasonably likely to adversely affect in any material respect the Tax liability or Tax attributes of the Company following the Closing Date or settle or compromise any material income Tax liability or consent to any extension or waiver of any limitation period with respect to Taxes;

                  (xi) Revalue any of its assets other than in the ordinary course of business;

                  (xii) Grant any rights with respect to any Company Intellectual Property except in the ordinary course of business;

                  (xiii) Enter into or renew any Contracts with a value in excess of $20,000 or containing, or otherwise subjecting the Company to, any non-competition, exclusivity or other material restrictions on the Company, or its business, following the Closing;

                  (xiv) Take any action that would or is reasonably likely to result in any of the conditions to the sale and transfer of the Shares set forth in Article I not being satisfied or that would impair the ability of Sellers to consummate the transactions contemplated hereby in accordance with the terms hereof or materially delay such consummation;

                  (xv) Incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company, guarantee any debt securities of another Person, enter into any "keep well" or other agreement to maintain any financial statement condition of any other Person or enter into any arrangement having the economic effect of any of the foregoing, other than in the ordinary course of business and consistent with past practices;

                  (xvi) Modify the compensation of, or pay any special bonus to, any employee or officer of the Company; or

                  (xvii) Agree in writing or otherwise to take any of the actions described in (i) through (xvi) above.

                                   ARTICLE V
                              ADDITIONAL AGREEMENTS

      5.1   No Solicitation.

            (a) Sellers agree that neither Sellers nor the Company nor any of the officers and directors of Parent or the Company shall, and that Sellers shall use commercially reasonable efforts to cause Parent's and the Company's employees, agents and representatives (including any investment banker, attorney or accountant retained by Sellers or the Company) not to (and shall not authorize any of them to) directly or indirectly: (i) solicit, initiate, knowingly encourage or knowingly facilitate any inquiries with respect to, or the making, submission or announcement of, any offer or proposal for an Acquisition (as defined below) of the Company (an "Acquisition Proposal"); (ii) participate in any discussions or negotiations regarding, or furnish to any Person any nonpublic information with respect to, any Acquisition Proposal;
(iii) engage in discussions with any Person with respect to any Acquisition Proposal, except as to the existence of these provisions; or (iv) enter into any letter of intent or similar document or any contract, agreement or commitment contemplating any Acquisition Proposal or transaction contemplated thereby. Sellers and the Company will (i) immediately cease any and all existing activities, discussions or negotiations with any third parties conducted heretofore with respect to any Acquisition

Proposal, and (ii) immediately notify Purchaser if any Acquisition Proposal is received by Sellers or the Company. For purposes of this Section 5.1, "Acquisition" shall mean any of the following transactions (other than the transactions contemplated by this Agreement): (i) a merger, consolidation, business combination or similar transaction involving the Company; (ii) a sale or other disposition by the Company of a significant portion of the Company's assets; or (iii) the acquisition by any Person or group, directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares of capital stock of the Company.

      5.2   Confidentiality; Access to Information.

            (a) Confidentiality. The parties acknowledge that Parent and Purchaser Parent have previously executed a Mutual Nondisclosure Agreement dated ____________, 2004 (the "Confidentiality Agreement"), which Confidentiality Agreement will continue in full force and effect in accordance with its terms, and each of Parent, Purchaser and Purchaser Parent will hold, and will cause its respective directors, officers, employees, agents and advisors (including attorneys, accountants, consultants, bankers and financial advisors) to hold, any information regarding the other party confidential in accordance with the terms of the Confidentiality Agreement.

            (b) Access to Information. Sellers shall, and shall cause the Company to, afford Purchaser and Purchaser Parent and the accountants, counsel and other representatives of Purchaser and Purchaser Parent access to the properties, books, records and personnel of the Company (including the books and records of Parent, but only to the extent related to the Company) during the period prior to the Closing Date. Notwithstanding the foregoing, Sellers and the Company may restrict the foregoing access to the extent that any Legal Requirement applicable to such party requires such party to restrict or prohibit access to any such properties or information.

      5.3 Public Disclosure. Without limiting any other provision of this Agreement, Sellers and Purchaser Parent and Purchaser will consult with each other before issuing, and provide each other the opportunity to review, comment upon and concur with, and agree on any press release or public statement with respect to this Agreement and the transactions contemplated hereby and any Acquisition Proposal, and will not issue any such press release or make any such public statement prior to such consultation and agreement, except as may be required by law or any other applicable national or regional securities exchange or market.

      5.4 Proxy Statement For Parent Stockholder Approval. As soon as practicable after execution of this Agreement, Parent shall prepare and file a proxy statement of Parent in connection with this Agreement and the transactions contemplated hereby, including the sale of the Shares, complying with all applicable Legal Requirements (the "Proxy Statement") with the SEC under the Exchange Act. Parent will use commercially reasonable efforts to have the Proxy Statement cleared by the SEC. Purchaser and Parent shall cooperate with each other in the preparation of the Proxy Statement, and Parent shall notify Purchaser of the receipt of any comments of the SEC with respect to the Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to Purchaser promptly copies of all correspondence between Parent or any representative of Parent and the SEC. Parent shall give Purchaser and its counsel the opportunity to review and comment on the Proxy Statement and any other documents filed with the SEC or mailed to the stockholders of Parent prior to their being filed with, or sent to, the SEC or mailed to such stockholders of Parent and shall give Purchaser and its counsel the opportunity to review and comment on all amendments and supplements to the Proxy Statement and any other documents filed with, or sent to, the SEC or mailed to the stockholders of Parent and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC or mailed to the stockholders of Parent. Each of Parent and Purchaser agrees to use its commercially reasonable efforts, after consultation with the other, to respond promptly to all such comments of and requests by the SEC. As promptly as practicable after the Proxy Statement has been cleared by the SEC, Parent shall mail the Proxy Statement to the stockholders of Parent. Each of Parent and Purchaser promptly shall correct any information provided by it and used in the Proxy Statement that shall have become false or misleading in any material respect, and shall provide such additional information as is necessary to cause the Proxy Statement to not omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and Parent shall take all steps necessary to file with the SEC and have cleared by the SEC any amendment or supplement to the Proxy Statement so as to correct the same and to cause the Proxy Statement as so corrected to be disseminated to the stockholders of Parent, in each case to the extent required by applicable law.

      5.5 Parent Stockholders' Meeting. Parent shall cause a meeting of the stockholders of Parent (the "Parent Stockholder Meeting") to be duly called and held as promptly as reasonably practicable after the date hereof for the purpose of obtaining Parent Stockholder Approval. Parent shall take all other reasonable lawful action to solicit and secure the Parent Stockholder Approval. The Parent Recommendation shall be included in the Proxy Statement, and the Parent Recommendation shall not be withdrawn or modified in a manner adverse to Purchaser, and no resolution by Parent's Board of Directors or any committee thereof to withdraw or modify the Parent Recommendation in a manner adverse to Purchaser shall be adopted or proposed. Parent shall ensure that all proxies solicited in connection with the Parent Stockholder Meeting are solicited in compliance with all applicable Legal Requirements. Once Parent Stockholder Meeting has been called and noticed, Parent shall not postpone or adjourn the Parent Stockholder Meeting (other than for the absence of a quorum) without the consent of Purchaser.

      5.6   Regulatory Filings; Reasonable Efforts.

            (a) Regulatory Filings. Sellers and Purchaser shall coordinate and cooperate with one another and shall each use commercially reasonable efforts to comply with, and shall each refrain from taking any action that would impede compliance with, all Legal Requirements, and as promptly as practicable after the date hereof, Sellers and Purchaser shall make (or cause to be made) all filings, notices, petitions, statements, registrations, submissions of information, application or submission of other documents required by any Governmental Entity in connection with the transactions contemplated hereby, including: (i) any filing necessary to obtain any Necessary Consent and (ii) any filings required under the Securities Act, the Exchange Act, any applicable state or securities or "blue sky" laws or any other Legal Requirement relating to the transactions contemplated by this Agreement. Sellers and Purchaser will cause all documents that it is responsible for filing with any Governmental Entity under this Section 5.6 to comply in all material respects with all applicable Legal Requirements.

            (b) Exchange of Information. Sellers and Purchaser each shall promptly supply the other with any information which may be required in order to effectuate any filings or applications pursuant to Section 5.6. Except where prohibited by applicable Legal Requirements, and subject to the Confidentiality Agreement and any joint defense agreement entered into between the parties or their counsel, Sellers and Purchaser shall consult with the other prior to taking a position with respect to any such filing, shall permit the other to review and discuss in advance, and consider in good faith the views of the other in connection with any analyses, appearances, presentations, memoranda, briefs, white papers, arguments, opinions and proposals before making or submitting any of the foregoing to any Governmental Entity by or on behalf of any party hereto in connection with any investigations or proceedings in connection with this Agreement or the transactions contemplated hereby, coordinate with the other in preparing and exchanging such information and promptly provide the other (and its counsel) with copies of all filings, presentations or submissions made by such party with any Governmental Entity in connection with this Agreement or the transactions contemplated hereby, provided that with respect to any such filing, presentation or submission, Sellers and Purchaser need not supply the other (or its counsel) with copies to the extent that any law, treaty, rule or regulation of any Governmental Entity applicable to such party requires such party or its subsidiaries to restrict or prohibit access to any such properties or information.

            (c) Notification. Sellers and Purchaser will notify the other promptly upon the receipt of: (i) any comments from any officials of any Governmental Entity in connection with any filings made pursuant hereto and (ii) any request by any officials of any Governmental Entity for amendments or supplements to any filings made pursuant to, or information provided to comply in all material respects with, any Legal Requirements. Whenever any event occurs that is required to be set forth in an amendment or supplement to any filing made pursuant to Section 5.4, Sellers or Purchaser, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the applicable Governmental Entity such amendment or supplement.

            (d) Reasonable Efforts. Upon the terms and subject to the conditions set forth herein, each of the parties agrees to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including using commercially reasonable efforts to accomplish the following: (i) the taking of all reasonable acts necessary to cause the conditions precedent set forth in Article VI to be satisfied; (ii) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity; (iii) the obtaining of all necessary consents, approvals or waivers from third parties, including all Necessary Consents; (iv) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby; and (v) the execution or delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

      5.7   Notification of Certain Matters.

            (a) By Sellers. Sellers shall give prompt notice to Purchaser and Purchaser Parent of any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate, or any failure of Sellers to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Section 6.5(a) or 6.5(b) would not be satisfied; provided, however, that the delivery of any notice pursuant to this
Section 5.7(a) will not limit or otherwise affect the remedies available hereunder to Purchaser and Purchaser Parent or the representations, warranties or covenants of Sellers or the conditions to the obligations of Purchaser and Purchaser Parent.

            (b) By Purchaser. Purchaser and Purchaser Parent shall give prompt notice to Sellers of any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate, or any failure of Purchaser or Purchaser Parent to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Section 6.4(a) or 6.4(b) would not be satisfied; provided, however, that the delivery of any notice pursuant to this Section 5.7(b) will not limit or otherwise affect the remedies available hereunder to Sellers or the representations, warranties or covenants of Purchaser and Purchaser Parent or the conditions to the obligations of Sellers.

      5.8 Updated Schedules. Parent shall have the right, without being deemed to modify Section 2 for any purpose hereunder, to update the Schedules to this Agreement (the "Updated Schedules") with respect to any matter arising after the date hereof but prior to the Closing, provided that Parent deliver the Updated Schedules to Purchaser no later than three business days prior to the Closing Date. If Purchaser receives Updated Schedules from Parent, Purchaser shall have the right to terminate this Agreement pursuant to Section 8.1(e).

      5.9 Director and Officer Indemnification. During the six-year period beginning as of the Closing Date, Purchaser shall cause the Company not to take any action to alter or impair any exculpatory or indemnification provisions, now existing in the Company's Charter Documents or provided under applicable law for the benefit of any individual who served as a director or officer of the Company at any time prior to the Closing Date, except for any changes that may be required to conform with changes in Legal Requirements and any changes that do not affect the application of such provisions to acts or omissions of such individuals prior to the Closing Date.

      5.10 Employee Benefits. Following the Closing Date, Purchaser and Purchaser Parent shall arrange for each participant in the Company Employee Plans (the "Company Participants") who becomes an employee of Purchaser or Purchaser Parent, or any Purchaser or Purchaser Parent subsidiary or, following the Closing Date, the Company, to be eligible for substantially similar employee benefits as those received by Purchaser Parent employees with similar positions and responsibilities.

      5.11  Section 338(h)(10) Election and Other Tax Covenants.

            (a) At Purchaser's request, Parent and Purchaser shall jointly make the election described in Code Section 338(h)(10) (the "Section 338(h)(10) Election") with respect to the sale and transfer of the Shares hereunder. Parent will pay any Tax attributable to the making of the Section 338(h)(10) Election and will indemnify Purchaser, Purchaser Parent and the Company against any losses arising out of any failure to pay such Tax or otherwise arising from the making of the Section 338(h)(10) Election. If a Section 338(h)(10) Election is made, Purchaser and Parent agree that the Purchase Price, liabilities of the Company and other relevant items shall be allocated to and among the assets of the Company for all relevant purposes (including Tax and accounting purposes) in accordance with the methodology set forth in an allocation schedule to be agreed to by Parent and Purchaser prior to the Closing Date (the "Allocation Schedule") or, if no such Allocation Schedule is agreed upon by the Closing Date, an Allocation Schedule to be prepared by Purchaser and agreed to by Parent following the Closing Date. Purchaser, the Company and Parent will file all Tax Returns (including amended Tax Returns and claims for refunds) and information reports in a manner consistent with the final Allocation Schedule and will take no position in any Tax proceeding inconsistent with the Allocation Schedule.

            (b) Purchaser shall be responsible for the preparation and filing of any Return with respect to the Company that is required to be filed after the Closing Date, other than any Return of Parent for any period ending on or before the Closing Date that is filed on a consolidated, combined, unitary or similar basis and includes the Company (an "Affiliated Group Tax Return"). Parent shall be responsible for the preparation and filing of any Return with respect to the Company that is required to be filed on or before the Closing Date and any Affiliated Group Tax Return, and each such Return shall be true and correct and shall be completed in accordance with applicable law and consistent with past practice.

            (c)   The party responsible for filing a Return pursuant to this
Section 5.11 shall control and bear the cost of the conduct of any audit, claim, dispute or controversy relating to Taxes ("Tax Contest") with respect to such Tax Return. Parent shall not (i) take any position on any amended Return relating to the Company (including any Affiliated Group Tax Return) or (ii) settle or compromise any Tax Contest relating to the Company (including any Tax Contest with respect to any Affiliated Group Tax Return), in each case only if as a result Taxes would be imposed on the Company or Purchaser after the Closing.

            (d) Any Tax sharing, indemnification or allocation agreement (or similar agreement or arrangement) to which the Company is a party or by which the Company is bound shall be terminated effective as of the Closing, and the Company shall have no liability pursuant to any such agreement.

            (e) Notwithstanding anything to the contrary in this Agreement, in addition to any other remedy provided by this Agreement, Parent shall indemnify and hold Purchaser and Purchaser Parent harmless against any and all Taxes and related losses imposed on the Company or Purchaser or Purchaser Parent by virtue of the inclusion of the Company in an Affiliated Group Tax Return (including Taxes pursuant to Treas. Reg. Section 1.1502-6 or any similar provision of state, local or foreign law, including any arrangement for group Tax relief within a jurisdiction or similar arrangement).

            (f) Parent and Purchaser shall provide assistance to each other as reasonably requested in preparing and filing Tax Returns and responding to Tax Contests, make available to each other as reasonably requested all relevant information, records, and documents relating to Taxes of the Company and retain any books and records that could reasonably be expected to be necessary or useful in connection with any preparation by any other party of any Tax Return, or for any Tax Contest. Parent shall contact Purchaser prior to the disposition of any books and records relating to Company Taxes and allow Purchaser to obtain or copy such books and records within thirty (30) days of such notice. Purchaser or Purchaser Parent shall give or cause its Affiliates to give Sellers reasonable notice prior to transferring, discarding or destroying any such books and records relating to Tax matters and, if Sellers so request, Purchaser shall allow or cause its Affiliates to allow Sellers to take possession of such books and records.

            (g) Purchaser and Purchaser Parent agree that they will not, and will not cause or permit the Company to, (i) take any action not contemplated by this Agreement (e.g., the Section 338(h)(10) election, filing of post-Closing returns) on or after the Closing Date, including but not limited to the distribution of any dividend or the effectuation of any redemption, that could give rise to any Tax liability of Sellers, (ii) make or change any Tax election, amend any Tax Return or take any position on any Tax Return in respect of Tax Returns filed prior to the Closing Date that results in any increased Tax liability or reduction of any net operating loss, net capital loss, investment tax credit, charitable deduction or any other credit or attribute that could increase Taxes (including, without limitation, deductions and credits related to alternative minimum taxes) of Sellers without Sellers' approval (which will not be unreasonably withheld) or (iii) settle or compromise any Tax Contest in respect of any Tax period (or portion thereof) ending on or before the close of business on the Closing Date, except as may be required by applicable law without Sellers' approval (which will not be unreasonably withheld).

      5.12 Assignment of Proceeds from Bankruptcy Claims. Effective as of the date hereof, the Company assigns to Parent all proceeds from those certain claims in bankruptcy set forth on Exhibit F attached hereto. Promptly upon receipt of any such proceeds, the Company shall deliver the total amount of such proceeds to Parent by wire transfer of immediately available funds.

      5.13 Services of Mardan Afrasiabi. During the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing Date, neither Purchaser, Purchaser Parent nor any affiliate thereof shall, except to the extent that Parent shall otherwise consent in writing (which consent may be granted in Parent's sole and absolute discretion), directly employ, engage as independent contractor, consultant, agent or otherwise, Mardan Afrasiabi for any purpose whatsoever; provided however that Purchaser or Purchaser Parent shall be entitled to utilize the services of Mardan Afrasiabi to the extent that such utilization does not adversely affect Mr. Afrasiabi's duties as President and Chief Operating Officer of the Company. Notwithstanding the foregoing, Parent agrees and acknowledges that Purchaser Parent has entered or will enter into an employment agreement with Mr. Afrasiabi that will become effective upon Closing.

                                   ARTICLE VI
                CONDITIONS PRECEDENT TO THE PARTIES' PERFORMANCE

      6.1 Conditions to the Performance of Each Party. The respective obligations of each party to this Agreement to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

            (a) No Order. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order which (i) is in effect and (ii) has the effect of making the transactions contemplated hereby illegal.

      6.2 Deliveries by Sellers. At or prior to the Closing, Sellers shall deliver, or cause to be delivered, to Purchaser and Purchaser Parent, all duly and properly executed, the following:

            (a) The certificate, dated as of the Closing Date, executed on behalf of Sellers, contemplated by Sections 6.5(a) and 6.5(b).

            (b) All minute books, stock transfer books, stock certificate books, and corporate certificates, and all corporate seals and financial and accounting books and records of the Company.

      6.3 Deliveries by Purchaser. At or prior to the Closing, Purchaser and Purchaser Parent shall have delivered to Sellers, duly and properly executed, the following:

            (a) The certificate dated as of the Closing Date, on behalf of Purchaser and Purchaser Parent, contemplated by Sections 6.4(a) and 6.4(b).

            (b)   The Notes as provided in Section 1.2 of this Agreement.

      6.4 Additional Conditions to the Obligations of Sellers. The obligation of Sellers to consummate and effect the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Sellers:

            (a) Representations and Warranties. The representations and warranties of Purchaser and Purchaser Parent contained in this Agreement shall be true and correct as of the Closing Date with the same force and effect as if made on the Closing Date (except that those representations and warranties which address matters only as of a particular date shall have been true and correct only on such date); provided, however, that any inaccuracies in such representations and warranties will be disregarded if the inaccuracies in the aggregate would result in damages to Purchaser and Purchaser Parent of less than $150,000. Sellers shall have received a certificate with respect to the foregoing signed on behalf of Purchaser and Purchaser Parent by an authorized executive officer of Purchaser and Purchaser Parent.

            (b) Agreements and Covenants. Purchaser and Purchaser Parent shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date. Sellers shall have received a certificate with respect to the foregoing signed on behalf of Purchaser and Purchaser Parent by an authorized executive officer of Purchaser and an authorized executive officer of Purchaser Parent.

            (c) No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect with respect to Purchaser or Purchaser Parent.

      6.5 Additional Conditions to the Obligations of Purchaser and Purchaser Parent. The obligations of Purchaser and Purchaser Parent to consummate and effect the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Purchaser and Purchaser Parent:

            (a) Representations and Warranties. The representations and warranties of Sellers contained in this Agreement as delivered as of the date hereof shall be true and correct as of the Closing Date with the same force and effect as if made on the Closing Date (except that those representations and warranties which address matters only as of a particular date shall have been true and correct only on such date); provided, however, that any inaccuracies in such representations and warranties will be disregarded if the inaccuracies in the aggregate would result in damages to the Company of less than $150,000. Purchaser and Purchaser Parent shall have received a certificate with respect to the foregoing signed by Sellers.

            (b) Agreements and Covenants. Sellers shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date. Purchaser and Purchaser Parent shall have received a certificate to such effect signed by Sellers.

            (c) Resignations of Officers and Directors. Sellers shall have delivered to Purchaser and Purchaser Parent executed resignations of each of the officers and directors of the Company.

            (d) Third-Party Consents. All consents of third parties set forth on Section 6.5(d) of the Parent Disclosure Schedule (each a "Necessary Consent" and together the "Necessary Consents") shall have been obtained, made or given and shall be in full force and effect.

            (e) Stockholder Vote. The Parent Stockholder Approval shall have been obtained. Parent shall have delivered to its stockholders all documents and information required under the Exchange Act in connection with the approval of this Agreement and the transactions contemplated by this Agreement, and any waiting periods required by the Exchange Act shall have been satisfied.

            (f) No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect with respect to the Company.

            (g) Regulatory Approvals. All required regulatory approvals with respect to the transactions contemplated by this Agreement shall have been obtained.

            (h) Delivery of Stock Certificates. Sellers shall have delivered to Purchaser and Purchaser Parent evidence of cancellation of all prior stock certificates of the Company and a stock certificate of the Company in the name of Purchaser representing all of the outstanding equity of the Company.

            (i) No Governmental Litigation. There shall not be pending or threatened any legal proceeding in which a Governmental Entity is to become a party or is otherwise involved: (i) challenging or seeking to restrain or prohibit the consummation of the Share Purchase; (ii) relating to the Share Purchase and seeking to obtain from Purchaser, Purchaser Parent, Sellers or the Company, any damages or other relief; (iii) seeking to prohibit or limit in any material respect Purchaser's ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Company; or (iv) that would materially and adversely affect the right of Purchaser or the Company to own the assets or operate the business of the Company.

            (j) No Other Litigation. There shall not be pending any legal proceeding: (i) challenging or seeking to restrain or prohibit the consummation of the Share Purchase or any of the other transactions contemplated by this Agreement or alleging that the execution of this Agreement or the consummation of the Share Purchase or other transactions results or would result in a breach of fiduciary duty by the directors or officers of Parent or the Company; (ii) relating to the Share Purchase and seeking to obtain from Purchaser, Purchaser Parent or the Company, any damages or other relief; or (iii) seeking to prohibit or limit in any material respect Purchaser's ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to any the stock of the Company.

            (k) Corporate Records. Parent shall have delivered to Purchaser all of the minute books and stock ledgers for the Company in the Company's or Parent's possession.

            (l) Opinion. Akerman Senterfitt and/or counsel for the Company located in Texas shall have delivered to Purchaser and Purchaser Parent the opinions substantially in the form set forth in Exhibit G (subject to customary assumptions, qualifications and exceptions).

            (m) Key Employees. Mardan Afrasiabi shall have, at Purchaser Parent's discretion, either accepted employment with Purchaser or remained employed with the Company under employment terms including customary non-solicitation and non-competition provisions.

                                   ARTICLE VII
                                 INDEMNIFICATION

      7.1 Survival of Representations and Warranties. All representations and warranties of Sellers contained in this Agreement shall survive the Closing Date and continue until the date that is thirty-six (36) months following the Closing Date, after which time such representations and warranties shall terminate; provided, however, that the representations and warranties of Parent contained in Sections 2.14 and 2.16 of this Agreement shall survive the Closing Date and continue until the date that is seven years following the Closing Date. The termination of representations and warranties provided herein shall not affect the rights of any Indemnified Party (as defined below) in respect of any claim made by such Indemnified Party in a Claim

Notice (as defined below) received by Sellers pursuant to and in compliance with the provisions of this Article VII prior to the respective expiration dates specified above. All covenants and agreements that by their terms are to be performed after the Closing shall expire upon the completion of performance or waiver thereof. The right to indemnification, payment of Purchaser's Losses (as defined below) or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any Knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of Purchaser's Losses, or other remedy based on such representations, warranties, covenants, and obligations.

      7.2   Indemnification.

            (a) Subject to the limitations set forth in Section 7.3 of this Agreement, Sellers shall indemnify, save and hold harmless Purchaser, Purchaser Parent and their affiliates (including, after the Closing, the Company) (each a "Purchaser Indemnified Party" and collectively, the "Purchaser Indemnified Parties") from and against and in respect of all claims, costs, liabilities, obligations, fines, penalties, awards, damages and expenses (including reasonable attorney's fees and expenses) ("Purchaser's Losses") arising out of, resulting from or relating to: (i) any breach of, or inaccuracy in, any representation or warranty made by Sellers contained in this Agreement or any certificate delivered by Sellers pursuant to this Agreement; (ii) any breach or failure to perform by Sellers of any covenant, agreement or obligation of Sellers contained in this Agreement, (iii) the existence of any warrant to purchase securities of the Company held by Heidrick & Struggles, Inc.; (iv) any difference in the capitalization of the Company from that set forth in Section
2.3 of this Agreement, (v) any failure of the Company to obtain all right, title and interest in the software entitled "MONIES", (vi) any failure prior to the Closing Date of the Company to secure the release of all security interests held by Comerica Bank Texas (or any affiliates thereof) or Cenvill Recreation, Inc. in assets of the Company, and the termination of all financing statements related thereto, (vii) the existence of an option held by Marden Afrasiabi as of the date hereof for shares of capital stock of the Company in excess of 937,000 shares of Company Common Stock and the existence of an option held by Greg Schementi as of the date hereof for shares of capital stock of the Company,
(viii) the Company's termination of the Digex Messaging Agreement and (ix) the Company's repurchase of shares of James M. Hayes and any claims by Mr. Hayes as to any right to equity of the Company (collectively, "Purchaser's Indemnified Claims"); provided however that the limitation on indemnification provided in
Section 7.3(a) shall not be applicable with respect to the indemnity provided in Sections 7.2(a)(iii) and (vii).

            (b) Purchaser and Purchaser Parent shall indemnify, save and hold harmless Sellers and Parent's affiliates (each a "Seller Indemnified Party" and collectively, the "Seller Indemnified Parties" and together with the Purchaser Indemnified Parties, the "Indemnified Parties" ) from and against and in respect of all claims, costs, liabilities, obligations, fines, penalties, awards, damages and expenses (including reasonable attorney's fees and expenses) ("Sellers' Losses" and together with Purchaser's Losses, "Losses") arising out of, resulting from or relating to: (A) any breach of, or inaccuracy in, any representation or warranty made by Purchaser or Purchaser Parent contained in this Agreement or any certificate delivered by Purchaser or Purchaser Parent pursuant to this Agreement; and (B) any breach or failure to perform by Purchaser or Purchaser Parent of any covenant, agreement or obligation of Purchaser or Purchaser Parent contained in this Agreement (collectively, "Sellers' Indemnified Claims").

            (c) For purposes of this Article VII, all Losses shall be reduced dollar for dollar by (i) the amount of any insurance coverage with respect thereto, in each case which reduce such Losses that would otherwise be sustained, and (ii) the amount of any other payments made under this Article VII that relate to the same facts and circumstances giving rise to such Losses. In addition, Losses shall not under any circumstances include any consequential (including any loss of revenue or profit), punitive or exemplary Losses. Any party entitled to indemnification hereunder shall take all reasonable steps to mitigate Losses upon and after becoming aware of any event that could reasonably be expected to give rise to such Losses.

            (d) Each of (i) the Sellers and (ii) Purchaser and Purchaser Parent is an "Indemnifying Party" and together are the "Indemnifying Parties".

      7.3 Limitations on Indemnification. The rights to indemnification hereunder are subject to the following limitations:

            (a) Purchaser Indemnified Parties shall not be entitled to indemnification hereunder with respect to any of Purchaser's Indemnified Claims unless the aggregate amount of Purchaser's Losses with respect to Purchaser's Indemnified Claims exceeds $150,000, in which event the indemnity provided for in Section 7.2(a) shall apply only to the aggregate amount of Purchaser's Losses that exceeds such limitation.

            (b) Seller Indemnified Parties shall not be entitled to \ indemnification hereunder with respect to any of Sellers' Indemnified Claims unless the aggregate amount of Sellers' Losses with respect to Sellers' Indemnified Claims exceeds $150,000, in which event the indemnity provided for in Section 7.2(b) shall apply only to the aggregate amount of Sellers' Losses that exceeds such limitation.

            (c) Notwithstanding anything to the contrary contained herein, none of the Sellers shall be responsible for the payment of Purchaser's Losses pursuant to this Article VII in excess of the amount of the proceeds of the Purchase Price actually received by any such Seller hereunder; notwithstanding anything to the contrary contained herein, neither Purchaser nor Purchaser Parent shall be responsible for the payment of Sellers' Losses pursuant to this
Article VII in excess of the amount of the proceeds of the Purchase Price actually received by Sellers hereunder.

      7.4 Exclusive Remedy. The rights of the parties for indemnification relating to this Agreement or the transactions contemplated hereby shall be strictly limited to those contained in this Article VII, and such indemnification rights shall be the exclusive remedies of the parties subsequent to the Closing Date with respect to any matter arising under or in connection with this Agreement.

      7.5 Procedure for Claims Between Parties. If a claim for Losses is to be made by an

Indemnified Party, the Indemnified Party shall give written notice (a "Claim Notice") to the Indemnifying Party, as soon as practicable after the Indemnified Party becomes aware of any fact, condition or event which may give rise to Losses for which indemnification may be sought under this Article VII, other than Tax Claims as provided in Section 7.7 below. Any failure to submit any such Claim Notice in a timely manner to the Indemnifying Party shall not relieve such Indemnifying Party of any liability hereunder, except to the extent that such Indemnifying Party is actually prejudiced by such failure. Notwithstanding anything contained in this Section 7.5 to the contrary, any claim for indemnification hereunder that is not asserted by notice given as herein provided that specifically identifies a particular breach and the underlying facts and Losses relating thereto during the applicable period of survival as set forth in Section 7.1 may not be pursued and is hereby irrevocably waived upon and after the expiration of such period of survival. Each Claim Notice shall set forth (a) the specific representation, warranty or covenant alleged to have been breached, (b) the nature and amount of the claim asserted, together with sufficient facts relating thereto so that the Indemnifying Party may reasonably evaluate such claim and (c) a calculation or good faith estimate, if such can be reasonably calculated, of the aggregate Losses to which the Indemnified Party believes it is entitled in connection with the claim. If in the case of a claim submitted by a Purchaser Indemnified Party, within fifteen
(15) days after receipt of the Claim Notice (the "Notice Period"), Sellers do not give written notice to the Purchaser Indemnified Party or Purchaser Indemnified Parties announcing their intent to contest such claim, the claim shall be deemed accepted and the principal amounts of the 36 Month Notes shall be automatically reduced, pro rata, by the amount of the claim; provided, however, if the then current principal amounts of the 36 Month Notes are not sufficient to pay the Losses, Parent shall, within five (5) days after expiration of the Notice Period, deliver to the Purchaser Indemnified Party the amount of Losses set forth in the Claim Notice which amount has not been paid pursuant to an adjustment to the principal amounts of the 36 Month Notes. In the event, however, that Sellers contest the assertion of a claim by giving such written notice to the Purchaser Indemnified Party within the Notice Period, then the parties shall act in good faith to reach agreement regarding such claim.

      7.6 Defense of Third Party Claims. If any lawsuit or enforcement action subject to indemnification hereunder is filed against any Indemnified Party by a third party, written notice thereof shall be given to the Indemnifying Party as promptly as practicable (other than Tax Claims) as provided in Section 7.5. The failure of any Indemnified Party to give timely notice hereunder shall not affect rights to indemnification hereunder, except to the extent that the Indemnifying Party is actually prejudiced by such failure. Notwithstanding anything contained in this Section 7.6 to the contrary, any claim for indemnification hereunder that is not asserted by notice given as herein provided that specifically identifies a particular breach and the underlying facts and Losses relating thereto during the applicable period of survival as set forth in Section 7.1 may not be pursued and is hereby irrevocably waived upon and after the expiration of such period of survival. After such notice, the Indemnifying Party shall be entitled, if it so elects, at its own cost, risk and expense (a) to take control of the defense and investigation of such lawsuit or action, (b) to employ and engage attorneys of its own choice to handle and defend the same unless the named parties to such action or proceeding include both the Indemnifying Party and the Indemnified Party, and the Indemnified Party has been advised by counsel that there may be one or more legal defenses available to such Indemnified Party that are different from or additional to those available to the Indemnifying Party, in which event the Indemnified Party shall be entitled, at the Indemnifying Party's cost, risk and expense, to separate counsel of its own choosing, and (c) to compromise or settle such claim. The Indemnified Party shall cooperate with the Indemnifying Party and its attorneys in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom which cooperation shall include, to the extent reasonably requested by the Indemnifying Party, the retention, and the provision to the Indemnifying Party, of records and information reasonably relevant to such third-party claim, and making employees of the Indemnified Party and its affiliates available on a mutually convenient basis to provide additional information and explanation of any materials provided hereunder. The parties shall cooperate with each other in any notifications to insurers. If the Indemnifying Party fails to assume the defense of such claim within ten days after notice, the Indemnified Party against which the claim has been asserted (upon delivering notice to such effect to the Indemnifying Party) has the right to undertake, at the Indemnifying Party's cost, risk and expense, the defense, compromise or settlement of such claim on behalf of and for the account and risk of the Indemnifying Party. If the Indemnified Party assumes the defense of the claim, the Indemnified Party will keep the Indemnifying Party reasonably informed of the progress of any such defense, compromise or settlement. The Indemnifying Party shall be liable for any settlement of any action effected pursuant to and in accordance with this Section 7.6 and any final judgment (subject to any right of appeal), and the Indemnifying Party shall indemnify and hold harmless the Indemnified Party from and against any Losses by reason of any such settlement or judgment.

      7.7   Tax Claims.

            (a) Parent Tax Indemnity. Parent shall indemnify and hold the Purchaser Indemnified Parties harmless from and against the following (net of the amount of the net present value of any actual Tax savings whenever realized arising from any increased deductions, losses, or credits then allowable or decreases in income, gains or recapture of Tax credits then allowable (including by way of amended Tax Returns) ("Tax Benefits") actually received by Purchaser or the Company): (i) any liability for income Taxes imposed on the Company as a member of the "affiliated group" of which Parent is the common parent that arises under Treasury Regulation Section 1.1502-6(a) or comparable provisions of foreign, state or local law; (ii) any liability for Taxes imposed on the Company, or for which the Company may otherwise be liable, for any taxable year or period that ends on or before the Closing Date and, with respect to any period commencing before the Closing Date and ending after the Closing Date ("Straddle Period"), the portion of such Straddle Period deemed to end on and include the Closing Date; and (iii) any and all Taxes of any Person (other than the Company) imposed on the Company, as a transferee or successor, by contract or pursuant to any law, rule or regulation, which Taxes relate to an event or transaction occurring before the Closing Date.

            (b) Procedure for Tax Claims. The Purchaser Indemnified Party shall give written notice (a "Tax Claim Notice") to Parent of any claim for indemnification pursuant to this Section 7.7 ("Tax Claim") including in connection with any pending or threatened audits, notice of deficiency, proposed adjustment, assessment, examination or other administrative or court proceeding, suit or dispute. The failure of the Purchaser Indemnified Party to give timely notice of a Tax Claim arising under this Section 7.7 shall not affect the rights to indemnification hereunder, except to the extent that Parent is actually prejudiced by such failure. Notwithstanding anything contained in this Section 7.7(b) to the contrary, any claim for indemnification hereunder that is not asserted by a Tax Claim Notice as herein provided that specifically identifies a particular breach and the underlying facts and Losses relating thereto during the applicable period of survival as set forth in
Section 7.1 may not be pursued and is hereby irrevocably waived upon and after the expiration of such period of survival. Section 5.11 shall govern the rights and responsibilities of the parties in respect of any proceedings relating to Tax Claims.

            (c) Resolution of all Tax Related Disputes. If Parent and Purchaser cannot agree on the calculation of any amount relating to Taxes, such dispute shall be resolved by a nationally recognized accounting firm mutually acceptable to each of Parent and Purchaser, whose decision shall be final and binding upon all persons involved and whose expenses shall be shared equally by Parent and Purchaser.

                                  ARTICLE VIII
                        TERMINATION, AMENDMENT AND WAIVER

      8.1 Termination. This Agreement may be terminated at any time prior to the Closing Date, by action taken or authorized by the terminating party or parties, as applicable, and except as provided below:

            (a)   by mutual written consent of Sellers and Purchaser;

            (b) by either Sellers or Purchaser, if the Closing shall not have been consummated by February 28, 2005 (the "End Date"); provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the sale and transfer of the Shares pursuant to
Article I of this Agreement to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

            (c) by either Sellers or Purchaser, if a Governmental Entity shall have issued an order, decree or ruling or taken any other action (including the failure to have taken an action), in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Share Purchase, which order, decree, ruling or other action is final and nonappealable;

            (d) by Sellers, upon a breach of any representation, warranty, covenant or agreement on the part of Purchaser or Purchaser Parent set forth in this Agreement, or if any representation or warranty of Purchaser or Purchaser Parent shall have become untrue, in either case such that the conditions set forth in Section 6.4(a) or Section 6.4(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided that if such inaccuracy in Purchaser's or Purchaser Parent's representations and warranties or breach by Purchaser or Purchaser Parent is curable by Purchaser or Purchaser Parent prior to the End Date through the exercise of reasonable efforts, then Sellers may not terminate this Agreement under this Section 8.1(d) prior to fifteen (15) days following the delivery of written notice from Sellers to Purchaser and Purchaser Parent of such breach (it being understood that Sellers may not terminate this Agreement pursuant to this Section 8.1(d) if it shall have materially breached this Agreement or if such breach by Purchaser or Purchaser Parent is cured so that such conditions would then be satisfied); and

            (e) by Purchaser or Purchaser Parent (i) upon a breach of any representation, warranty, covenant or agreement on the part of Sellers set forth in this Agreement, or (ii) if any representation or warranty of Sellers made and delivered as of the date hereof shall have become untrue, in either case such that the conditions set forth in Sections 6.5(a) or 6.5(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue or (iii) in the event that any of the conditions set forth in Sections 6.5(c), 6.5(d), 6.5(e) or 6.5(j) would not be satisfied as of the End Date; provided that if such inaccuracy in Seller's representations and warranties or breach by Sellers or failure of such condition to be satisfied is curable by Sellers prior to the End Date through the exercise of reasonable efforts, then Purchaser and Purchaser Parent may not terminate this Agreement under this Section 8.1(e) prior to fifteen (15) days following the delivery of written notice from Purchaser or Purchaser Parent to Sellers of such breach or failure of condition (it being understood that Purchaser and Purchaser Parent may not terminate this Agreement pursuant to this Section 8.1(e) if it shall have materially breached this Agreement or if such breach by Sellers is cured so that such conditions would then be satisfied).

      8.2 Notice of Termination; Effect of Termination. Any termination of this Agreement under Section 8.1 above will be effective immediately upon the delivery of a valid written notice of the terminating party to the other party hereto. In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect, except (a) as set forth in Section 5.2, this Section 8.2, Section 8.3, Section 8.4 and Article IX, each of which shall survive the termination of this Agreement and (b) nothing herein shall relieve any party from liability for any willful breach of this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

      8.3   Termination Fee.

            (a) Parent shall pay Purchaser a termination fee of $200,000 upon the termination of this Agreement by Purchaser or Purchaser Parent pursuant to
Section 8.1(e).

            (b)   In the event that the conditions set forth in Section 6.1 and
Section 6.5 shall have been satisfied, and Purchaser Parent is unwilling to comply with its obligations to deliver the Purchase Price, Purchaser or Purchaser Parent shall pay Parent a termination fee of $200,000 upon the termination of this Agreement by Sellers pursuant to Section 8.1(d).

            (c) Each party hereto acknowledges and agrees that the termination fee payable pursuant to this Section 8.3 will not constitute liquidated damages.

      8.4 Fees and Expenses. All fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of financial advisors, financial sponsors, legal counsel and other advisors, shall be paid by the party incurring such expenses whether or not the transactions contemplated by this Agreement are consummated; provided, however, that (i) if this Agreement is terminated pursuant to Section 8.1(e), Parent shall reimburse Purchaser and Purchaser Parent for all fees and expenses of financial advisors, financial sponsors, legal counsel and other advisors incurred by Purchaser or

Purchaser Parent up to such date and (ii) if this Agreement is terminated pursuant to Section 8.1(d), Purchaser or Purchaser Parent shall reimburse Parent for all fees and expenses of financial advisors, financial sponsors, legal counsel and other advisors incurred by Parent up to such date; and provided, further, that Parent will bear any and all expenses of regulatory and/or stockholder approvals that are required to complete the transactions contemplated by this Agreement.

      8.5 Amendment. Subject to applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by Sellers, Purchaser and Purchaser Parent at any time, by execution of an instrument in writing signed on behalf of each of Sellers, Purchaser and Purchaser Parent.

      8.6 Extension; Waiver. At any time prior to the Closing Date either party hereto, may, to the extent legally allowed: (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto;
(b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto; and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

                                   ARTICLE IX
                               GENERAL PROVISIONS

      9.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, (b) on the date of confirmation of receipt (or, the first business day following such receipt if the date is not a business day) of transmission by telecopy or facsimile, or (c) on the date of confirmation of receipt (or, the first business day following such receipt if the date is not a business day) if delivered by a nationally recognized courier service. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

         (i)    if to Purchaser or Purchaser Parent, to:

                Palo Alto Acquisition Corporation
                4015 Miranda Avenue
                Palo Alto, California 94303
                Attention:  Jeff Van Zanten
                Telephone No.: (650) 935-9501
                Telecopy No.: (650) 935-9501

                with a copy to:
                Heller Ehrman Venture Law Group
                275 Middlefield Road

                Menlo Park, CA 94025
                Attention:  Mitchell S. Zuklie
                Telephone No.: (650) 233-8335
                Telecopy No.: (650) 324-0638

         (ii)   if to Sellers, to:

                nStor Technologies, Inc.
                1601 Forum Place; Suite 500
                West Palm Beach, Florida 33401
                Attention:  Jack Jaiven, Vice President
                Telephone No.: (561) 640-3100
                Telecopy No.: (561) 640-3160

                with a copy to:
                Akerman Senterfitt
                Las Olas Centre II
                350 East Las Olas Boulevard, Suite 1600
                Ft. Lauderdale, FL 33301-2229
                Attention: Donn A. Beloff
                Telephone No.: (954) 468-2478
                Telecopy No.: (954) 463-2224

      9.2   Interpretation; Knowledge.

            (a) When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections, such reference shall be to a section of this Agreement unless otherwise indicated. For purposes of this Agreement, the words "include," "includes" and "including," when used herein, shall be deemed in each case to be followed by the words "without limitation." All references to plural terms shall include the singular and all references to singular terms shall include the plural. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

            (b) For purposes of this Agreement, the term "Knowledge" shall have the following meaning: (i) with respect to an individual, an individual will be deemed to have knowledge of a particular fact or other matter if that individual is actually aware of the fact or matter, (ii) with respect to Parent, Parent will be deemed to have knowledge of a particular fact or other matter if any officer, director or management level employee of Parent or the Company has, or at any time had, knowledge of that fact or other matter (as determined in (i) above); (iii) with respect to Purchaser, Purchaser will be deemed to have knowledge of a particular fact or other matter if any officer, director or management level employee of Purchaser has, or at any time had, knowledge of that fact or other matter (as determined in (i) above); and (iv) with respect to Purchaser Parent, Purchaser Parent will be deemed to have knowledge of a particular fact or other matter if any officer, director or management level employee of Purchaser Parent has, or at any time had, knowledge of that fact or other matter (as determined in (i) above).

            (c) For purposes of this Agreement, the term "Material Adverse Effect," means (a) with respect to the Company, a material adverse effect on (i) the business of the Company, (ii) the financial condition and results of operations of the Company, or (iii) the ability of Parent to consummate the transactions contemplated by this Agreement or to perform its material obligations under this Agreement, and (b) with respect to Purchaser, a material adverse effect on the ability of Purchaser to consummate the transactions contemplated by this Agreement or to perform its material obligations under this Agreement; but a Material Adverse Effect with respect to a Person shall not include any effect that is attributable to (x) general business, economic or financial conditions affecting the industry or lines of business in which the Person participates, (y) the announcement or pendency of the transactions contemplated hereby or any change or effect arising out of actions contemplated or required by this Agreement or any acts or omissions of the Person taken with the prior consent of the other party to this Agreement, or (z) force majeure events, disruptions of the financial markets or acts of terrorism, war or acts of God.

            (d) For purposes of this Agreement, the term "Person" shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

      9.3 Disclaimer of Projections. Except as specifically made in this Agreement, Sellers makes no representation or warranty to Purchaser. In particular, except as specifically made in this Agreement, Sellers make no representation or warranty to Purchaser or Purchaser Parent with respect to (a) any information presented at any management presentation conducted in connection with the transactions contemplated hereby, or (b) any financial projection or forecast, written or oral, relating to the Company. With respect to any such projection or forecast delivered by or on behalf of Sellers and/or the Company, each of Purchaser and Purchaser Parent acknowledges that (i) there are uncertainties inherent in attempting to make such projections and forecasts,
(ii) it is familiar with such uncertainties, (iii) it is taking full responsibility for making its own evaluation of the adequacy and accuracy of all such projections and forecasts so furnished to it, and (iv) it shall have no claim against Sellers with respect thereto.

      9.4 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

      9.5 Entire Agreement; Third-Party Beneficiaries. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Parent Disclosure Schedule
(i) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof (including the Term Sheet by and among Purchaser Parent, Parent and the Company dated August 9, 2004); provided, that, the Confidentiality Agreement shall continue in full force and effect and shall survive any termination of this Agreement) and (ii) are not intended to confer upon any other Person any rights or remedies hereunder.

      9.6 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the greatest extent possible, the economic, business and other purposes of such void or unenforceable provision.

      9.7 Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity (including without limitation specific performance) upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.

      9.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

      9.9 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

      9.10 Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other party. Any purported assignment in violation of this Section 9.10 shall be void. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and its successors and permitted assigns.

      9.11 No Waiver. No failure or delay on the part of any party hereto in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor will any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. To the maximum extent permitted by applicable law, no notice delivered to or demand made on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

      9.12 Waiver of Jury Trial. SELLERS AND PURCHASER HEREBY IRREVOCABLY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE

ACTIONS OF SELLERS OR PURCHASER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.

                                    PURCHASER:

                                    PALO ALTO ACQUISITION CORPORATION

                                    By:   /s/ Jeff Van Zanten
                                          ----------------------------------
                                          Name: Jeff Van Zanten
                                          Title: Chief Financial Officer

                                    PURCHASER PARENT:

                                    SYMPHONY SERVICE CORP.

                                    By:   /s/ Jeff Van Zanten
                                          ----------------------------------
                                          Name: Jeff Van Zanten
                                          Title: Chief Financial Officer

                                    SELLERS:

                                    NSTOR TECHNOLOGIES, INC.

                                    By:   /s/ Jack Jaiven
                                          ----------------------------------
                                          Name: Jack Jaiven
                                          Title: Vice President

                                          /s/ Mardan Afrasiabi
                                          ----------------------------------
                                          Mardan Afrasiabi

                                          /s/ Greg Schementi
                                          ----------------------------------
                                          Greg Schementi